EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

AMONG

DS HEALTHCARE GROUP, INC.,

WRG ACQUISITION CORPORATION

W/R GROUP, INC.,

WR GROUP IC-DISC, INC.,

STEFAN RUSSELL,

AND

CAREY WILLIAMS

As of AUGUST 31, 2015

EXHIBITS

DESCRIPTION

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Exhibit A

Bill of Sale

Exhibit B

Assignment and Assumption Agreement

Exhibit C

Trademark Assignment

Exhibit D

Domain Name Assignment

Exhibit E

Employment Agreement – Carey Williams

Exhibit F

Employment Agreement – Stefan Russell

Exhibit G

Stockholders Agreement

Exhibit H

DiscCo Merger Agreement

Exhibit I

Legal Opinions of Stockholders and Company Counsel

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 31, 2015, by and among DS Healthcare Group, Inc., a Florida corporation (the “DSH” or “Parent”); WRG Acquisition Corporation., an Arizona corporation (the “Buyer”), W/R Group, Inc., an Arizona corporation (the “Company” or the “Seller”); Stefan Russell (“Russell”); Carey Williams (“Williams”); and, solely for purposes of Section 1.5(b) of this Agreement, WR Group IC-Disc, Inc., a Nevada corporation (“DiscCo”).  Russell and Williams are hereinafter sometimes individually referred to as a “Stockholder” and collectively, as the “Stockholders.”  The Buyer, the Seller and the Stockholders are each a “Party” and referred to collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller and DiscCo are developers, distributors, and online retailers of advanced health and wellness products (the “Business”) with over two million customers, retailing over 400 brands and 3500 products on 70 internet storefronts; its brands sold primarily internationally include Biovea, Adrian London, Baby Labs, Enraged, Newton-Everett, Biomedx Research, Zoeez, Acnegen, Anagen Research, Keratin MD, Eurovital and Oralgen; and

WHEREAS, the Seller desires to sell to Buyer, and the Buyer desires to purchase from Seller, all of the “Purchased Assets” (as hereinafter described) and the Business conducted by Seller (the “Acquisition”), and Buyer is willing to assume, the Assumed Liabilities (as further set forth herein); and

WHEREAS, in consideration for the payment by the Buyer and the Parent of the Total Consideration (hereinafter defined) payable as set forth in this Agreement and the Buyer’s assumption of the Assumed Liabilities, the Stockholders are willing to cause the Seller to sell the Purchased Assets to the Buyer; and

WHEREAS, simultaneously with the closing of the purchase of the Purchased Assets, (a) each of Williams and Russell shall enter into five year Employment Agreements with the Company and the Buyer, and (b) the Parties shall enter into a Stockholders Agreement, all as hereinafter described; and

WHEREAS, following the closing of the purchase of the Purchased Assets and Business of , it is contemplated that WRG Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of DSH (the “Merger Subsidiary”) shall, though a merger transaction, acquire 100% of the capital stock of DiscCo pursuant to the terms of the “DiscCo Merger Agreement” (hereinafter defined), whereupon DiscCo shall be merged into the Merger Subsidiary, and Merger Subsidiary, as the Surviving Corporation, shall change its name to WR Group-IC Disc, Inc.; and

WHEREAS, the Stockholders and the board of directors of the Company believe that the sale of the Purchased Assets to the Buyer is in the best interests of the Stockholders and the Company, and the Buyer and its board of directors believe that the purchase of the Purchased Assets is in the best interests of the Buyer and its stockholders.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS

1.1

Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (defined below), Buyer shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver (collectively, “Transfer”) to Buyer, all and not less than all, of the Purchased Assets. As used in this Agreement, the term “Purchased Assets” shall include, without limitation, all of the assets, properties and rights of every type and description, including, without limitation, all real, personal and mixed, tangible and intangible assets, properties and rights, that are owned, leased, licensed or otherwise used by Seller, and wherever located and whether or not reflected on the books and records of Seller; provided, that the Purchased Assets shall not include those specific assets or properties listed in Section 1.2 hereof (the “Excluded Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include, without limitation, the following items, that exist on the date hereof and shall exist on the Closing Date:

(a)

Intellectual Property.  All Intellectual Property (as hereinafter defined), including, without limitation, all trademarks, trade names, trade secrets, domain names, copyrights, designs, patents, patent applications and their respective registrations and applications, and all computer software owned, leased, used, or otherwise developed by Seller or any of its Affiliates in connection with the Business, including all documentation thereof, including those items identified on Schedule 1.1(a);

(b)

Equipment.  All equipment and other tangible personal property owned, leased, used, or otherwise operated by Seller, including those items identified on Schedule 1.1(b) (collectively, the “Equipment”) and all warranties and guarantees, if any, express or implied, existing for the benefit of Seller in connection with the Equipment to the extent transferable;

(c)

Inventories.  All raw materials, work-in-process and finished goods inventories of ingredients, components and products, including , without limitation all packaging materials and product formulations, that are owned, leased, used by or otherwise available to Seller for sale in connection with the operation of the Business (collectively, the “Inventories”);

(d)

Receivables.   All credit card receivables, merchant accounts, pay pal receivables and/or all  other rights to collect funds from distributors and customers of products sold or distributed by Seller (collectively, the “Receivables”);

(e)

Contracts. All rights, title and interest in, and claims under all contracts, leases and agreements that relate to the Seller and its Business, including those set forth on Schedule 1.1(e), (collectively, the “Assumed Contracts”);

(f)

Lists.  All customer and vendor lists that relate to customers and vendors of the Seller and its Business, as well as the originals of all Assumed Contracts (or copies of the Assumed Contracts if originals are not available) and copies of all customer correspondence;

(g)

Permits.  To the extent transferable, all Permits, if any, that relate to or are maintained as part of the operations of the Business, including all right, title and interest in all security deposits, surety deposits and bonds presently maintained on behalf of Seller, if any, which relate to the Assumed Contracts;

(h)

Purchased Cash Items.  Not less than $500,000 which Seller and the Stockholders believe is adequate to cover operating expenses of the Seller and DiscCo incurred in the ordinary course of the Business through the Closing Date (collectively, the “Purchased Cash Items”), shall be included in the Purchased Assets and/or the assets of DiscCo acquired by the Company Subsidiary under the DiscCo Merger Agreement;

(i)

Capital Stock of Subsidiaries.

All, and not less than all, of the shares of capital stock of each direct and indirect subsidiary of subsidiary of the Seller (each a “Subsidiary” and collectively, the “Subsidiaries”) that is owned of record or beneficially by Seller; all of which Subsidiaries are listed on Schedule 1.1(i) and on Schedule 2.5 to the Company Disclosure Schedules annexed hereto;

(j)

Books and Records.  Except as set forth in Section 1.3(b), books, records, accounts, ledgers, files, documents, client deliverables, correspondence, studies, reports, personnel and employment records and other records identified on Schedule 1.1(j) that are related to the Purchase Assets and the Business (collectively, the “Business Records”);

(k)

Prepayments. All prepaid rentals, deposits, advances and other prepaid expenses, relating to the Assumed Contracts;

(l)

Tax Refunds. All refunds of Taxes relating to all periods ending on or after the Closing Date;

(m)

Third Party Rights. All rights, claims, credits, causes of action or rights of setoff against third Parties to the extent relating to the operation of the Business or the ownership of the Purchased Assets on or after the Closing Date, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, sales representatives, agents, licensors and licensees and other third Parties in favor of the Business, including those arising in connection with products or services purchased by or furnished to the Business affecting any of the Purchased Assets;

(n)

Client Development Materials.  The Business’s client, potential client and business development materials identified on Schedule 1.1(n);

(o)

Confidential Information.  The exclusive Business Confidential Information that does not constitute Intellectual Property of the Business and all lists and records that relates to  prospects and sales of the Business including, but not limited to, sales forecasts, sales pipeline and sales tracking information, whether stored in computer or by any other means or media;

(p)

Deposits.  All leasehold deposits, customer deposits, other deposits and down payments for services or merchandise being purchased, all of which are listed on Schedule 1.1(p) annexed hereto (“Deposits”);

(q)

Marketing Materials.  All marketing information and promotional materials and files and any copies thereof including, without limitation, all market research, product and service feedback, product and service reviews, and focus group materials, in each case, in any and all media related solely to the Business;

(r)

Software.  All, software, programs, web site designs, books and records of Seller related to the Business, including, but not limited to, such items stored in computer or by any other means or media;

(s)

Intangible Assets.  All other intangible assets, including without limitation all "know-how," proprietary information and trade secrets relating to the Purchased Assets; and

(t)

Goodwill.  All goodwill related to the Business (the “Goodwill”);

1.2

Excluded Assets. The Purchased Assets shall not include any of the Seller's rights, privileges, title or interest in or to the assets of Seller not related to the Business and, without limiting the generality of the foregoing, shall not include the following assets (hereafter referred to as the "Excluded Assets"):

(a)

Excluded Cash Items.  All cash, cash equivalents and/or immediately marketable securities, other than the Purchased Cash Items (the “Excluded Cash Items”);

(b)

Tax Refunds.  All refunds of Taxes relating to all periods ending prior to the Closing Date;

(c)

Stock Book and Minute Book.  The stock records and minute book of the Company; and

(d)

Personnel Records. All personnel records related to Business Employees and other records that Seller is required by Law to retain in its possession or is not permitted under Law to provide to Buyer

1.3

 Assumed Liabilities. In addition to the “Base Purchase Price” (hereinafter defined), on the Closing Date, the Buyer shall assume and be responsible for only those specific liabilities and obligations set forth below in this Section 1.3, as the same shall exist on the Closing Date (collectively, the “Assumed Liabilities”):

(a)

Assumed Payables and Expenses. All of those specific accounts payable and accrued expenses of Seller that relate solely to the Business that are listed on Schedule 1.3(a)  annexed hereto and made a part hereof, as such Schedule 1.3(a) shall be updated by the Seller through the Closing Date  (the “Assumed Payables and Expenses”);

(b)

Assumed Contract Liabilities. All Liabilities and obligations from and after the Closing Date under the Assumed Contracts and leases listed on Schedule 1.1(e) that relate to the Business;

(c)

Post-Closing Contingent Liabilities.  Any product liability claims or other actions at law or in equity related to product defects, failure to comply with applicable laws and regulations or otherwise related to or arising from the Buyer’s operation of the Business for all periods following the Closing Date; and

(d)

Certain Pre-Closing Contingent Liabilities.  The following, and only the following, contingent liabilities of Seller relating to the operation of the Business prior to the Closing Date: subject at all times to the accuracy of the representations and warranties of Seller and the Stockholders set forth in Section 2.6(a) of this Agreement, and excluding for such purposes any VAT or other Pre-Closing Tax obligations retained by Stockholders and the Seller pursuant to Section 4.11 hereof, any fines, costs or expenses incurred by Seller in connection with any requirements or obligations to register with applicable governmental agencies or authorities, certain of the products sold by Seller, directly or through distributors to retail consumers located in countries under the jurisdiction of such governmental agencies or authorities.

1.4

Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, express or implied (i) except for the Assumed Liabilities expressly set forth in Section 1.3, Buyer, the Merger Subsidiary and Parent shall not, directly or indirectly, assume or become liable for any other debt, obligations, indebtedness or other liabilities or obligations of Seller or any of the Stockholders, whether or not such liabilities are required to be set forth on a Seller balance sheet prepared in accordance with GAAP, arise under any employment agreement or other Contract or writing (other than the specific

Assumed Contracts referred to in Sections 1.1(e) and identified on the schedule thereto) or result from any contingencies or claims of any third person, firm, entity or Governmental Entity or regulatory authority; and (ii) Seller or the Stockholder, as the case may be, shall remain solely responsible for all liabilities and obligations not expressly assumed by Buyer under this Agreement as Assumed Liabilities.

1.5

Consideration.  In consideration for the sale and Transfer of the Purchased Assets, and in addition to its assumption of the Assumed Liabilities, on the Closing Date, the Buyer shall pay to the Seller aggregate consideration of Forty-Two Million Two Hundred and Fifty Thousand ($42,250,000) Dollars (the “Total Consideration”), allocated among the Base Purchase Price and the Earn-Out Payments as set forth below.  Such Total Consideration shall be payable as set forth below.

(a)

Base Purchase Price.  On the Closing Date, the Purchase shall pay to the Stockholders in cash, by wire transfer of immediately available funds to separate bank accounts designated by each Stockholder, the sum of Thirty Million ($30,000,000) Dollars (the “Base Purchase Price”).  The Base Purchase Price shall be payable to the Stockholders, as follows:

(i)

Fifteen Million ($15,000,000) Dollars shall be paid to Williams, and

(ii)

Fifteen Million ($15,000,000) Dollars shall be paid to Russell.

(b)

Earn-Out Payments.

(i)

Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(1)

“Corporations” shall mean collectively, the Buyer and the Merger Subsidiary for all periods from and after the Closing Date, as successor in interest to the Business of the Seller and DiscCo, collectively.

(2)

“DSH Common Stock” shall mean the common stock, par value $0.001 per share, of the Parent.

(3)

“Earn-Out Payments” shall mean payments to the Seller or the Stockholders (as applicable) of a percentage of the accumulated “Pre-Tax Profits” (hereinafter defined), up to a maximum aggregate amount of $12,250,000, payable as set forth in this Section 1.5(b).

(4)

“Market Value” with respect to the DSH Common Stock, on any record date or other date for determination of value, shall be deemed to be the average of the closing price per share during the twenty (20) trading days before such record or determination date. For the purpose of all relevant provisions of this Agreement, the closing price for each day shall be the last reported sale price as reported by the Nasdaq Stock Exchange.

(5)

“Person” shall mean any individual, corporation, partnership, limited liability company, trust, or other entity.

(6)

“Pre-Tax Profits” shall mean, with respect to any Fiscal Measuring Year, the net combined or consolidated profits of the Corporations, exclusive of and after elimination of all inter-company transactions, as determined in accordance with generally accepted accounting principles (“GAAP”), applied on a consistent basis and consistent with the historical reporting practices of the Seller and DiscCo, and after deduction of all salaries and bonuses, but before deductions for (A) income taxes, (B) depreciation and amortization of intangible assets, (C) payments in respect of interest charges on any “Required Financing” (hereinafter defined) incurred by Buyer, and (D) payments of any performance bonus or profit participation payable in respect of the applicable Fiscal Measuring Year to the Stockholders pursuant to their respective Employment Agreements.

(7)

“Sale of Control” shall mean, as applied to the Parent and its consolidated Subsidiaries, or either or both of the Corporations, as applicable, the sale of all or substantially all of the assets or securities of any such Person, whether by merger, consolidation, tender offer, or like combination, in any transaction whereby the ability to elect a majority of the members of the board of directors of such Person(s) shall be vested in unaffiliated third parties.

(ii)

Agreement of the Stockholders and Allocation of Earn-Out Payments.

  The Seller and Russell hereby acknowledges, understands, and agrees to (i) irrevocably and unconditionally assign all of his rights to receive the Earn-Out Payments to Williams or Williams’ assignees, (ii) irrevocably waive all of his rights to collect, consent to or otherwise enforce the right of the Seller or the Stockholders to receive any or all of such Earn-Out Payments, and (iii) irrevocably assigns all of such rights and interest in and to the Earn-Out Payments to Williams.  Accordingly, all payments in respect of the Earn-Out shall be payable solely to Williams or his designated assigns and all rights to enforce the rights of the Seller or the Stockholders to the Earn-Out Payments shall be vested solely in Williams.

(iii)

Annual Earn-Out Payments. Commencing upon the Closing Date, the Seller or the Stockholders shall be entitled to receive, upon the terms and subject to the conditions hereinafter set forth, Earn-Out Payments based on the accumulated Pre-Tax Profits of the Corporations for the five consecutive fiscal years of the Corporations ending December 31, 2020, subject to extension as hereinafter provided (the “Earn-Out Period”), until the Stockholders have received a maximum aggregate amount not to exceed $12,250,000.  In the event and to the extent that the Pre-Tax Profits of the Corporations in any one of the five (5) fiscal years of the Company ending December 31, 2016, December 31 2017, December 31 2018, December 31 2019 and December 31, 2020, subject to extension as set forth in  Section 1.5(b)(iv) below (each a “Measuring Fiscal Year” and collectively, the “Fiscal Measuring Years”) shall equal or exceed $8,500,000 (the “Minimum Pre-Tax Profits”), the Seller or the Stockholders shall be entitled to receive an Earn-Out Payment in the amount of $2,450,000 (the “Annual Earn-Out Payment”), which Annual Earn-Out Payment shall be allocated as between cash and shares of DSH Common Stock in accordance with Section 1.5(b)(vi) below.  In the event that for any reason the actual Pre-Tax Profits in any one Measuring Fiscal Year shall be less than the Minimum Pre-Tax Profits, then and in such event, the Annual Earn-Out Payment that the Seller or the Stockholders shall be entitled to receive in respect of such Measuring Fiscal Year (the “Shortfall Measuring Year”) shall be twenty-five (25%) percent of the actual Pre-Tax Profits earned by the Corporations in such Shortfall Measuring Year.

(iv)

Extension of Earn-Out Period; Maximum Annual and Total Earn-Out Payments.  Notwithstanding anything to the contrary, express or implied, set forth in this Agreement, in the event that, for any reason, the Seller or the Stockholders shall have not received the full $12,500,000 of Earn-Out Payments as at the end of the initial five (5) Fiscal Measuring Years ending December 31, 2020, the Earn-Out Period shall be automatically extended and the Earn-Out Payments shall continue in accordance with the provision of this Section 1.5(b) in each of the next immediately succeeding Fiscal Years thereafter until all $12,500,000 of Earn-Out Payments shall have been received by the Seller or the Stockholders.  In addition, and for the avoidance of doubt, in no event shall the maximum amount of Annual Earn-Out Payment payable to the Seller or the Stockholders in respect of any one Measuring Year exceed $2,450,000, nor may the total of all Earn-Out Payments payable to the Seller or the Stockholders over the Earn-Out Period exceed $12,500,000.

(v)

Crediting of Excess Pre-Tax Profits.  In the event that the actual Pre-Tax Profits earned by the Corporations in any one or more Fiscal Measuring Year during the Earn-Out Period shall exceed the Minimum Pre-Tax Profits, then the amount of any actual Pre-Tax Profits in excess of the Minimum Pre-Tax Profits (the “Excess Pre-Tax Profits”) shall be deemed to be Pre-Tax Profits for any prior or subsequent Shortfall Measuring Year, and the Earn-Out Payment for such Shortfall Measuring Year shall be recalculated to reflect the addition of such Excess Pre-Tax Profits, subject at all times to the aggregate maximum of $2,450,000 of Earn-Out Payments during each Measuring Fiscal Year. If such recalculation results in an increase in the Earn-Out Payment to which Stockholders would have been entitled with respect to a prior Fiscal Measuring Year, then, Buyer shall remit such additional Earn-Out Payment, subject to the provisions of this Section 1.5(b), no later than thirty (30) days following such determination by the appropriate representative of the Buyer.

(vi)

Allocation of Earn-Out Payments. Ninety percent (90%) of each Annual Earn-Out Payment (a maximum of $2,200,000), shall be paid via wire transfer to the bank account designated by the appropriate Seller or Stockholder (“Cash Earn-Out Payments”), and ten percent (10%) of each Annual Earn-Out Payment (a maximum of $250,000), shall be paid in shares of DSH Common Stock, with a Market Value valued as of the Closing Date. On the Closing Date, the Parent shall issue that number of shares of DSH Common Stock determined by dividing (A) $1,250,000, by (B) the Market Value of DSH Common Stock as of Closing Date (the “Stock Earn-Out Payment”).

(vii)

Payment of Stock-Earn Out Payment. On the Closing Date, the Parent and Buyer shall deliver the DSH Common Stock shares constituting the Stock Earn-Out Payment to a third-party escrow account, to be maintained by Wilmington Trust Company or other independent escrow agent reasonably acceptable to the Stockholders, pursuant to an escrow agreement acceptable to the Parties hereto. During the Earn-Out Period, up to 250,000 shares of DSH Common Stock shall be released to the appropriate Seller or Stockholders annually during the Earn-Out Period within thirty (30) days following delivery of calculation of the Pre-Tax Profits by the appropriate representative of the Parent as to the Pre-Tax Profits earned during the immediately preceding Fiscal Measuring Year.  Any shares of DSH Common Stock not earned as of December 31, 2020 shall be tendered back to the Buyer after December 31, 2020.

(viii)

Payment of Cash Earn-Out Payments. During the Earn-Out Period, the Cash Earn-Out Payments shall, on a quarterly basis following the end of each of the four fiscal quarter ended March 31, June 30, September 30 and December 31 of each Fiscal Measuring Year, be paid in an amount equal to the lower of (i) 25% of the Pre-Tax Profits earned during the fiscal quarters in question or (ii) $550,000, into a third-party escrow account reasonably acceptable to the Seller and Stockholders, pursuant to an escrow agreement reasonably acceptable to the Parties hereto. The Cash Earn-Out Payments shall be released to the appropriate Seller or Stockholder promptly after delivery of a review and calculation by the appropriate representative of the Buyer of the Pre-Tax Profits of the Corporations in each calendar quarter, but in no event later than fifty (50) days following the end of the calendar quarter in question. Such quarterly Annual Earn-Out Payments are subject to adjustment in the event the actual annual Pre-Tax Profits of the Corporations earned for the full Fiscal Measuring Year in question (as reviewed by the auditors for the Buyer in connection with their audit of the consolidated financial statements of DSH for such Fiscal Measuring Year) result in an increase or decrease of such quarterly Annual Earn-Out Payments made.

(ix)

Letter of Credit. In order to secure payment of the Cash Earn-Out Payments, so long as the Pre-Tax Profits shall equal or exceed the $8,500,000 of Minimum Pre-Tax Profits in any one Fiscal Measuring Year, unless such requirement shall be waived in writing by the Seller or Stockholders for consideration reasonably satisfactory to Williams, as representative of the Seller and Stockholders, the Buyer shall purchase a one-year bank letter of credit to insure payment of the

Cash Earn-Out Payment payable in the next succeeding Fiscal Measuring Year, which letter of credit  shall (subject to achievement of the Minimum Pre-Tax Profits at the end of the applicable Fiscal Measuring Year) be renewed annually during the five Fiscal Measuring Years.

(x)

Dispute Resolution. In the event that the Seller or a Stockholder shall dispute the information set forth by the Buyer in the annual reports setting forth Pre-Tax Profits (the “Earn-Out Reports”), then within thirty (30) calendar days following the date of delivery of such Earn-Out Report, the Seller or Stockholder shall provide written notice to the Parent specifying the amount disputed and the basis for the dispute, together with supporting documentation reflecting the analysis of and justification for any recomputation made.  The Parties shall make good faith efforts to resolve the dispute through negotiations for a period of 30 calendar days following the receipt of the written notice defining and describing the nature of the dispute. In the event that the Parties are unable to finally resolve the dispute within such 30 calendar-day period, the parties to the dispute may elect by mutual agreement to extend the period of negotiation and may elect by mutual agreement to engage a mediator to assist in such negotiation. To the extent that any matter remains unresolved following such negotiations, Parent and Stockholders shall jointly select an independent accountant of recognized national standing to resolve any remaining disagreements, which independent accountant shall not have provided services to Parent, Stockholders, or the Company during the five-year period preceding the date of its selection (the “Independent Accountant”). Parent and Stockholders shall use their respective commercially reasonable efforts to cause such Independent Accountant to make its determination within 30 calendar days of accepting its selection. Within 10 business days after the date of determination of such Independent Accountant, Buyer shall pay the amount of cash and Parent shall cause the escrow agent to issue the number of shares of DSH Common Stock to Seller or the Stockholders for the applicable Earn-Out Payment, if any, in the manner set forth herein. The decision of the Independent Accountant shall be a final, binding, and conclusive resolution of the Parties’ dispute, shall be non-appealable, and shall not be subject to further review. If the Independent Accountant’s decision indicates that the applicable Pre-Tax Profits in question are equal to or greater than 110% of the amount previously reported by Buyer in the applicable Earn-Out Report, then Parent or Buyer shall be responsible for payment of all reasonable costs and expenses incurred by Stockholders in connection with the dispute, including all costs and expenses of the Independent Accountant.  In all other cases, the Seller or the Stockholders shall be responsible for payment of all reasonable costs and expenses incurred by Seller or the Stockholders in connection with the dispute, including all costs and expenses of the Independent Accountant.

(xi)

Conduct of Business During Earn-Out Periods. Each of Parent and Buyer acknowledges and agrees that the ability of the Corporations to meet the Minimum Pre-Tax Profits and the ability of the Parties to calculate fairly and measure the performance of the Corporations relative to such targets during each Fiscal Measuring Year will depend to a significant degree upon maintaining the Business of the Corporations.  Buyer (including for all purposes of this Section 1.5(b)(xi), the Merger Subsidiary and their Affiliates) agree (i) to act in good faith at all times during each Fiscal Measuring Year during the Earn-Out Period; (ii) to not fail to take any action that would be required by reasonable, skillful, prudent, and diligent business persons engaged in the independent operation of a business similar to the Business of the Corporations; and (iii) not to take any action that would be unfairly prejudicial or discriminatory to the Business of the Corporations, or the interests of the Seller or any Stockholder in receiving the Earn-Out Payments. Without limiting the generality of the foregoing, during the Earn-Out Period, Parent and Buyer will ensure as follows:

(1)

Buyer will act in good faith and, acting as a reasonably, skillful, prudent, and diligent person engaged in the independent operation of a business similar to the Business of the Corporations, use its reasonable best efforts to enable the Corporations to earn the Minimum Pre-Tax Profits during the Earn-Out Period, including providing the Corporations with sufficient liquidity in order to make the capital expenditures contemplated in the agreed-upon budgets of the Corporations;

(2)

Buyer will review, and discuss with Stockholders, the future product sourcing plans and future product pricing plans of the Business of the Corporations. Buyer will ensure that such plans are consistent with preserving the reputation and market position of the products manufactured and the brands owned by the Corporations;

(3)

Buyer and Stockholders will review and discuss, any recommendations for any new licenses, or material changes to, terminations or extensions of, existing licenses in connection with the Business of the Corporations, and in so doing, Buyer shall act as a reasonable, skillful, prudent, and diligent person engaged in the independent operation of a business similar to the business of the Corporations;

(4)

Buyer will use its reasonable best efforts to encourage and facilitate the growth and development of the Corporations;

(5)

Neither Corporation will be wound up, dissolved, or merged, amalgamated, or otherwise reorganized such that either Corporation or the business of the Corporations is no longer readily identifiable as a discreet business entity;

(6)

Separate books and records will be maintained related to each Corporation sufficient to allow independent verification of the results of the operations of the Corporations through the Earn-Out Period, for purposes of calculating Pre-Tax Profits;

(7)

Unless Buyer has received prior written authorization from the Stockholders, neither Corporation will accelerate or delay the recognition of revenue or expense or delay investment in working or fixed capital, but shall account of such items in accordance with GAAP; and

(8)

Buyer shall not terminate, hinder, obstruct, or adversely alter in any respect any arrangements, written agreements, or business relationships in effect as of the Closing Date between the Corporations and its agents or suppliers or customers if such action would not be taken by reasonable, skillful, prudent, and diligent business persons engaged in the independent operation of a business similar to the business of the Corporations.

(xii)

Accelerated Payments.  In the event that any of the following events (each, a “Trigger Event”) occurs, then within five business days after the occurrence of such Trigger Event, Buyer shall pay the amounts of cash and issue the number of shares of DSH Common Stock (or cause to be issued or paid) to Stockholders in accordance with the maximum amount of Earn-Out Payments that could otherwise be earned by Stockholders pursuant to this Section 1.5(b), regardless of whether the Minimum Pre-Tax Profits have been or will be achieved for such Fiscal Measuring Year:

(1)

Buyer violates any of the terms of Section 1.5(b) in any material respect, and Buyer does not cure such violation within sixty (60) calendar days of receipt of notice of such violation;

(2)

Except in connection with a Sale of Control of the Parent and its consolidated Subsidiaries (including the Corporations), the Parent shall effect a Sale of Control of either or both of the Buyer or the Merger Subsidiary;

(3)

Either Buyer or the Merger Subsidiary dissolve or terminate their existence as a going business concern;

(4)

Buyer becomes insolvent, suffer the entry of a judgment, decree, or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any bankruptcy or insolvency laws that is not promptly stayed or reversed, commence any voluntary preceding under any bankruptcy or insolvency laws, undertake any type of general creditor work out, or make a general assignment for the benefit of creditors; or

(5)

Parent or the Corporations takes any corporate or other action to authorize or cause any of the foregoing.

1.6

The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CKR Law LLP, in New York, New York, commencing at 10:00 a.m. local time, or via the exchange of electronic signature pages, on such date as all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).  In no event shall the Closing and the Closing Date be later than December 30, 2015 (the “Outside Closing Date”), unless otherwise approved in writing by each of the Stockholders and the Buyer.   As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.

1.7

Actions to be Taken at the Closing. At the Closing, the Parties will take the following actions and deliver the following documents:

(a)

Seller will execute and deliver to Buyer a Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”) and an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”) each duly executed by Seller, together with such other instruments of conveyance and evidence of the transfer of title to the Purchased Assets from Seller to Buyer including without limitation a Trademark Assignment to Seller substantially in the form attached hereto as Exhibit C (the “Trademark Assignment”), and a Domain Name Assignment to Buyer substantially in the form attached hereto as Exhibit D (the “Domain Name Assignment”);

(b)

the Stockholders and the Seller shall deliver to the Buyer the various certificates, instruments and documents required to be delivered by the Company pursuant to Sections 5.1 and 5.2;

(c)

the Buyer shall deliver to the Seller and the Stockholders the various certificates, instruments and documents required to be delivered by the Buyer and/or its subsidiaries pursuant to Sections 5.1 and 5.3;

(d)

the Buyer shall pay to Williams the sum of Fifteen Million ($15,000,000) Dollars by wire transfer of immediately available funds to a bank account designated by Williams;

(e)

the Buyer shall pay to Russell the sum of Fifteen Million ($15,000,000) Dollars by wire transfer of immediately available funds to a bank account designated by Russell;

(f)

Williams and the Buyer shall enter into a five-year employment agreement in substantially the form of Exhibit E annexed hereto and made a part hereof (the “Williams Employment Agreement”);

(g)

Russell shall enter into a five-year employment agreement with DSH and the Merger Subsidiary, in substantially the form of Exhibit F annexed hereto and made a part hereof (the “Russell Employment Agreement”);

(h)

Williams, Russell, the Corporations and the Parent shall each execute and deliver the stockholders agreement in the form of Exhibit G annexed hereto and made a part hereof (the “Stockholders Agreement”);

(i)

Russell, DiscCo and the Merger Subsidiary shall have entered into an agreement and plan of merger in the form of Exhibit H annexed hereto and made a part hereof (the “DiscCo Merger Agreement”), pursuant to which DiscCo shall be merged with and into the Merger Subsidiary (the “Merger”) with the Merger Subsidiary as the surviving corporation of the Merger; and

(j)

Immediately upon Closing, DSH or the Buyer shall arrange to pay to Williams, by wire transfer of immediately available funds to a bank account designated by Williams, the outstanding accrued principal and interest payable under that certain $4,000,000 secured promissory note dated July 15, 2015 of DiscCo (the “DiscCo Purchase Note”) assumed by the Merger Subsidiary under the DiscCo Merger Agreement.

1.8

Possession of Purchased Assets.   Simultaneous with the Closing Date, the Seller and the Stockholders shall give the Buyer full possession and enjoyment of the Purchased Assets and the Business of the Seller.

1.9

Additional Actions.  If at any time after the Closing Date, the Parties shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are reasonably necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Buyer, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Purchased Assets or the Company, or (b) otherwise to carry out the purposes of this Agreement, Buyer and the Company and their proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and on behalf of either the Buyer or the Company, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and the Purchased Assets, as applicable, and otherwise to carry out the purposes of this Agreement.

1.10

Bank Accounts.  On the Closing Date, Williams, Russell and a person designated by the Buyer (the “Buyer Representative”) shall be included as authorized signatories to the bank accounts to be established by the Corporations.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE COMPANY

The Stockholders, on a several but not joint basis, and the Company represent and warrant to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer no later than thirty (30) days following the date of this Agreement (the “Company Disclosure Schedule”). Except for the representations and warranties contained in Sections 2.1, 2.2, 2.3 and 2.4, which are made (subject only to the specific exceptions set forth below) without qualification, all of the other representations and warranties of the Company Stockholder contained in this Article II are made “to the knowledge” of the Company or “to the knowledge” of the Stockholders.  For purposes of this Article II, the phrase “to the knowledge” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Stockholders, after due inquiry, and acting in his capacity as a stockholder, executive officer and director of the Company.

The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article II, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article II.

2.1

Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.  The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below).  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has furnished or made available to the Buyer complete and accurate copies of its certificate of incorporation and bylaws.  The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date.  The Company is a SubChapter S corporation within the meaning of Section 1361, et. seq. of the Code. Notwithstanding the foregoing, due to the fact that the Company operates in foreign jurisdictions via the Internet, both domestically and internationally, no general representations as to qualifications in all such jurisdictions can be made. However, to the knowledge of the Stockholders, no claims have been made in any jurisdictions that the Company is not qualified to conduct business there or is not in good standing there.

For purposes of this Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations of the Company; provided, however, that changes or effects relating to the following clauses (a) through (i) shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in laws or orders or regulations or interpretations thereof or changes in GAAP or accounting requirements or principles or interpretations thereof or any other change or effect arising out of or relating to any Action or Order before a Governmental Entity; (c) changes affecting industries, markets or geographical areas in which the Company conducts its business; (d) the negotiation, announcement, execution, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the business of the Company; (e) the consummation of the transactions contemplated by this Agreement or any actions by Buyer taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (f) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, regardless of whether occurring or commenced before or after the date of this Agreement; (g) fluctuations or changes in the value of the Euro, the United States dollar or any adverse economic event affecting the European Union generally; or (h) any other events or circumstances beyond the reasonable control of the Company.

2.2

Capitalization.  The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock.  As of the date of this Agreement and as of immediately prior to the Closing Date, and without giving effect to the transactions contemplated by this Agreement or any of the other Transaction Documentation, 1,000 shares of Company Common Stock are issued and outstanding.  Fifty (50%) percent of the issued and outstanding shares of Company Common Stock is owned of record and beneficially by Russell and fifty (50%) percent of the issued and outstanding shares of Company Common Stock is owned of record and beneficially by Williams.  There are no other shares of capital stock of either the Company issued and outstanding and there are no options, warrants, convertible notes or debentures or other rights (whether under Contract or otherwise) granting any Person the right to acquire or subscribe to any capital stock of the Company. All of the issued and outstanding shares of Company Common Stock has been duly authorized, validly issued, fully paid, non-assessable and, effective as of the Closing Date, free of all preemptive rights.  Except for a stock buy/sell agreement among the Stockholders, as amended to date (the “Buy/Sell Agreement”), to the knowledge of the Stockholders, there are no other agreements among other parties, to which the Company or the Stockholders are parties, and to which they are bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  At the Closing Date, the Buy/Sell Agreement shall automatically and without any further action on the part of the Company or the Stockholders, terminate in accordance with its terms.

2.3

Authorization of Transaction.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  By their execution and delivery of this Agreement each of the Stockholders, both in their individual capacities and as members of the board of directors of the Company, do hereby approve and adopt in all respects this Agreement and all of the transactions contemplated by this Agreement and the Exhibits and Schedules hereto (collectively, the “Transaction Documents”) and do hereby acknowledge that such approval by each of the Stockholders, represents the vote of all of stockholders of the Company as required by applicable Law.  The consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary individual and corporate action on the part of the Company and the Stockholders.  This Agreement and the Exhibits hereto have been duly and validly executed and delivered by the Stockholders and the Company and constitutes a valid and binding obligation of the Stockholders and the Company, enforceable against them in accordance with their respective terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

2.4

Non-contravention.  Neither the execution and delivery by Stockholders or the Company of this Agreement nor the consummation by the Stockholders and the Company of the transactions contemplated hereby will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Stockholders or the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”) except as set forth or otherwise contemplated in this Agreement, the DiscCo Merger Agreement, or any of the Transaction Documents, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Stockholders or the Company is a party or by which the Company is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Company Disclosure Schedule, for which the Stockholders or the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company, or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws (collectively, “Laws”) applicable to the Stockholders or the Company or any of its properties or assets.  For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and (iv) interests pledged or committed in the Ordinary Course of Business in connection with financing and vendor agreements; and “Ordinary Course of Business” means the ordinary course of the Business of the Company and DiscCo, consistent with past custom and practice (including with respect to frequency and amount).

2.5

Subsidiaries.  Schedule 2.5 to the Company Disclosure Schedules lists the name, record owner and jurisdiction or organization of each of the Company Subsidiaries.

2.6

Compliance with Laws.

(a)

The Company and the conduct and operations of its Business, is in full compliance with all rules and regulations of the United States Food and Drug Administration (the “FDA”) and all of the products sold by the Company outside of the United States that might require registration under the Laws of any such foreign jurisdiction, are vitamin supplements or nutraceutical products that would not otherwise require registration with or approval by the FDA if such products had been sold within the United States;

(b)

Except as disclosed on Schedule 2.6 to the Company Disclosure Schedule, the Company and the conduct and operations of its Business, is in compliance with all Laws applicable to the Company or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(c)

The Company has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(d)

Except as disclosed on Schedule 2.6 to the Company Disclosure Schedule, the Company has not, and the past and present officers, directors and Affiliates of the Company has not, been the subject of, nor does any officer or director of the Company has any reason to believe that the Company or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(e)

The Company has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(f)

The Company has not, and the Stockholders or other past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the

Company have any reason to believe that the Company or any of its officers, directors or Affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any United States federal or state agency having regulatory authority over such entity or person; and

(g)

The Company does not and will not on the Closing, have any undisclosed liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements.

2.7

Financial Statements.  The Stockholders have provided or made available to the Buyer (a) the unaudited (after giving effect to the elimination of all inter-company transactions as between the Company and DiscCo) consolidated balance sheets of the Company and DiscCo (the “Company Balance Sheets”) at December 31, 2013 and December 31, 2014 (the “Company Annual Balance Sheets”), (b) the related statements of operations and cash flows for the period from January 1, 2013 to December 31, 2013 and January 1, 2014 to December 31, 2014 (the “Company Annual Income Statements” and together with the Company Annual Balance Sheets, the “Company Annual Financial Statements”), and (c) the unaudited balance sheet and statement of operations of the Company for the six (6) months ended June 30, 2015 (the “2015 Financial Statements”).  The Company Annual Financial Statements and the 2015 Financial Statements are attached as Section 2.7 of the Company Disclosure Schedule. Prior to the Closing Date, the Stockholders will cause the Company to deliver to the Buyer, if required under Regulation S-X, as promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the unaudited consolidated balance sheets and statements of operations of the Company and DiscCo for the nine (9) months ended September 30, 2015 (collectively, together with the 2015 Financial Statements, the “Interim Financial Statements”).  The Company Annual Financial Statements and the Interim Financial Statements have been, and when delivered, will fairly present in all material respects the financial condition, results of operations and cash flows of the Company and as of the respective dates thereof and for the periods referred to therein. To the knowledge of the Stockholders, the Company Annual Financial Statements and the Interim Financial Statements may be retroactively adjusted to be in accordance with GAAP.

2.8

Absence of Certain Changes.  Since June 30, 2015, and except as set forth in Section 2.8 of the Company Disclosure Schedule, (a) to the knowledge of the Stockholders and the Company, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

2.9

Undisclosed Liabilities.  Except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company June 30, 2015 Balance Sheet referred to in Section 2.7, (b) liabilities not exceeding $25,000 in the aggregate that have arisen since June 30, 2015 in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.10

Tax Matters.

(a)

For purposes of this Agreement, the following terms shall have the following meanings:

(i)

“Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem,

premium, value-added or VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)

“Tax Returns” means all United States of America, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied by the Company or the Stockholders to a taxing authority in connection with the Taxes.

(b)

The Company has elected to be taxed as a SubChapter S corporation under Section 1361 et. seq. of the Code since June 7, 2001.  The Company has no potential built in gain tax under Section 1374 of the Code.

(c)

Except as set forth in Section 2.10 of the Company Disclosure Schedule, each of the Stockholders or the Company has filed on a timely basis (taking into account any valid extensions) all material Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the DiscCo are or were members.  The Stockholders and the Company, as applicable, have paid on a timely basis all Taxes that were due and payable in accordance with the Tax Returns.  The unpaid Taxes of the Company for tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet.  Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Stockholders have no actual or potential liability for any Tax obligation of any taxpayer other than the Company and DiscCo (including without limitation any affiliated group of corporations or other entities that included the Company or DiscCo during a prior period).  All Taxes that the Company or DiscCo is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(d)

Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Stockholders have delivered or made available to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements or notices of deficiencies assessed or proposed to be assessed against or agreed to by the Stockholders or the Company since the date of the Company’s incorporation (the “Organization Date”).  No examination or audit of any Tax Return of the Stockholders or the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated.  Neither the Stockholders nor the the Company has been informed by any jurisdiction that the jurisdiction believes that the Company or the Stockholders was required to file any Tax Return that was not filed.  Neither the Company nor the Stockholders has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(e)

The Company: (i) is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or DiscCo are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has no actual or potential liability for any Taxes of any person (other than the Company ) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; (v) is not or has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b); (vi) there are no Tax rulings of which Company is a subject, requests for rulings by Company, or closing agreements entered into by Company that could affect such entity’s liability for Taxes for any period after the Closing Date; (vii) the Company has not engaged in a reportable transaction; (viii) no power of attorney with respect to any Tax matter is currently in force with respect to the Company that would, in any manner, bind, obligate, or restrict Buyer.

(f)

None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(g)

Neither the Company nor the Stockholders (i) has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code, (ii) has any knowledge that any taxing authority has proposed any such adjustment or change, which proposal is currently pending; and (iii) has an application pending with any taxing authority requesting permission for any change in accounting methods that relates to the Company.

(h)

No state or federal “net operating loss” of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

(i)

The Stockholders and the Company have not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under and within the meaning of Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax law), and (ii) have not been adequately disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law).

(j)

The Company is not a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or tax opinion relating to the Company. The Company does not own any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(k)

 The Company has never been (i) a “passive foreign investment company,” (ii) a “foreign personal holding company,” (iii) a “foreign sales corporation,” (iv) a “foreign investment company,” or (v) a Person other than a United States Person, each within the meaning of the Code.

(l)

There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Company’ assets or real property.

2.11

Assets.  The Company owns or leases all tangible assets reasonably necessary for the conduct of its Business as presently conducted.  Except as set forth in Section 2.11 of the Company

Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  Except as set forth in Section 2.11 of the Company Disclosure Schedule, no asset of the Company (tangible or intangible) (including without limitation any shares or other equity interests in or securities of the Company is subject to any Security Interest.

2.12

Owned Real Property.  The Company owns no real property.

2.13

Real Property Leases.  Section 2.13 of the Company Disclosure Schedule lists all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder.  The Company has delivered or made available to the Buyer complete and accurate copies of the leases and subleases listed in Section 2.13 of the Company Disclosure Schedule.  With respect to each lease and sublease listed in Section 2.13 of the Company Disclosure Schedule:

(a)

the lease or sublease is a legal, valid, binding and enforceable obligation of the Company or Company Subsidiary party thereto and is in full force and effect;

(b)

the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the Closing will not, after the giving of notice, with lapse of time, or otherwise, result in a breach or default by the Company or, to the knowledge of the Stockholders and the Company, any other party under such lease or sublease; neither the Company nor, to the knowledge of the Stockholders and the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Stockholders and the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Stockholders and the Company, any other party under such lease or sublease, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect;

(c)

the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(d)

to the knowledge of the Stockholders and the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded Security Interests, leases, easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company.

2.14

Contracts.

(a)

Section 2.14 of the Company Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement (other than the Transaction Documentation (as hereinafter defined)):

(i)

any agreement (or group of related agreements) for the lease of personal property from or to third parties (A) which provides for lease payments in excess of $25,000 per annum or (B) which has a remaining term longer than 12 months and is not cancellable without penalty by the Company on sixty (60) days or less prior written notice;

(ii)

any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, is not cancellable without penalty by the Company on sixty (60) days or less prior written notice and involves more than the sum of $25,000, or (B) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)

any agreement which, to the knowledge of the Stockholders and the Company, establishes a material joint venture or legal partnership;

(iv)

any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)

any agreement that purports to limit in any material respect the right of the Company to engage in any line of business, or to compete with any person or operate in any geographical location;

(vi)

any employment agreement, executive agreement (including without limitation the Hutz Agreement) or consulting agreement which provides for payments in excess of $50,000 per annum (other than employment or consulting agreements terminable on less than thirty (30) days’ notice);

(vii)

any agreement involving any officer, director or stockholder of the Company or any affiliate (as defined in Rule 12b-2 under the Exchange Act) thereof (an “Affiliate”) (other than stock subscription, stock option, restricted stock, warrant or stock purchase agreements the forms of which have been made available to Buyer);

(viii)

any agreement or commitment for capital expenditures in excess of $25,000, for a single project (it being represented and warranted that the liability under all undisclosed agreements and commitments for capital expenditures does not exceed $100,000 in the aggregate for all projects);

(ix)

any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x)

any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi)

any agreement, other than as contemplated by this Agreement, relating to the future sales of securities of the Company; and

(xii)

any other agreement (or group of related agreements) (A) under which the Company is obligated to make payments or incur costs in excess of $25,000 in any year or (B) not entered into in the Ordinary Course of Business, in each case which is not otherwise described in clauses (i) through (xi).

(b)

The Stockholders have delivered or made available to the Buyer a complete and accurate copy of each agreement listed in Section 2.14 of the Company Disclosure Schedule.  With respect to each agreement so listed, and except as set forth in Section 2.14 of the Company Disclosure Schedule:  (i) the agreement is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of law or a court of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable obligation of the Company, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity and will be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Stockholders and the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Stockholders and the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Stockholders and the Company, any other party under such contract, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect.

2.15

Accounts Receivable.  Except as disclosed on Schedule 2.15 to the Company Disclosure Schedules, all accounts receivable of the Company reflected on the Company Balance Sheet as at December 31, 2014, and to be reflected on the most recent Company balance sheet included in the Interim Financial Statements, are and shall be valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company Balance Sheet.  Except as disclosed on Schedule 2.15 to the Company Disclosure Schedules, (which Company Disclosure Schedule may be updated by the Stockholders through the date of the latest Interim Financial Statement), all accounts receivable reflected in the financial or accounting records of the Company that have arisen since December 31, 2014 are and shall be valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Balance Sheet including in the latest Interim Financial Statement.

2.16

Powers of Attorney.  Except as set forth in Section 2.16 of the Company Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

2.17

Insurance.  Section 2.17 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, neither the Company nor the Stockholders may be liable for retroactive premiums or similar payments, and the Company  are otherwise in compliance in all material respects with the terms of such policies.  The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Closing Date in accordance with the terms thereof as in effect immediately prior to the Closing Date.

2.18

Warranties.  No product or service sold or delivered by the Company is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale by the Company which are set forth in Section 2.18 of the Company Disclosure Schedule.

2.19

Litigation.  Except as set forth in Section 2.19 of the Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or, to the knowledge of the Stockholders and the Company, threatened against the Company which (a) seeks either damages in excess of $25,000 individually or $50,000 in the aggregate, (b) if determined adversely to the Company, could have, individually or in the aggregate, a Company Material Adverse Effect or (c) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.20

Employees.

(a)

Section 2.20 of the Company Disclosure Schedule contains a list of all employees of the Company whose annual rate of compensation exceeds $50,000 per year, along with the position of each such person.  Each such person is a party to a non-disclosure and assignment of inventions agreement with the Company.  To the knowledge of the Stockholders and the Company, no key employee (within the meaning of Section 416 of the Code) or group of employees acting in concert has any plans to terminate employment with the Company.

(b)

The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  To the knowledge of the Stockholders and the Company, (i) no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company, and (ii) to the Company’s knowledge, there are no circumstances or facts which could individually or collectively give rise to a suit against the Company by any current or former employee or applicant for employment based on discrimination prohibited by fair employment practices laws.

2.21

Employee Benefits.

(a)

For purposes of this Agreement, the following terms shall have the following meanings:

(i)

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing  direct or indirect compensation for services rendered, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Company Subsidiary.

(b)

Section 2.21(b) of the Company Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate (collectively, the “Company Benefit Plans”).  Complete and accurate copies of (i) all Company Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last two plan years for the Company Benefit Plan, have been made available to the Buyer.  Except as set forth on Section 2.21(b) of the Company Disclosure Schedule, the Company Benefit Plan has been administered in all material respects in accordance with its terms and the Company and the ERISA Affiliates have in all material respects met their obligations with respect to such Company Benefit Plan and have made all required contributions thereto not later than the due date therefor (including extensions).  The Company, each ERISA Affiliate and the Company Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to the Company Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c)

To the knowledge of the Stockholders and the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Benefit Plans and proceedings with respect to qualified domestic relations orders, qualified medical support orders or similar benefit directives) against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could give rise to any material liability.

(d)

Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)

At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)

There are no unfunded obligations under any Company Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state law.  The assets of the Company Benefit Plan which is funded are reported at their fair market value on the books and records of such Company Benefit Plan.

(g)

No act or omission has occurred and no condition exists with respect to any Company Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Benefit Plan.

(h)

No Company Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)

The Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Company Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan.

(j)

Section 2.14 or Section 2.21(j) of the Company Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  The accruals for vacation, sickness and disability expenses are accounted for on the Company Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

2.22

Inventories.

The Inventories of the Company consists of manufactured and purchased parts, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the June 30, 2015 Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

2.23

Environmental Matters.

(a)

The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  There is no pending or, to the knowledge of the Stockholders and the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or DiscCo, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and

(ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste.  As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b)

To the knowledge of the Stockholders and the Company, without independent investigation, there are no documents that contain any environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to.

(c)

To the knowledge of the Stockholders and the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

2.24

Customers.  Section 2.24 of the Company Disclosure Schedule sets forth a list of each customer that accounted for more than 10% of the revenues of the Company (including sales made by DiscCo which shall be separately set forth on Schedule 2.25) during the last full fiscal year and the amount of revenues accounted for by such customer during such period.  No such customer has notified the Company in writing within the past year that it will stop buying products or services from the Company.

2.25

Permits.  Section 2.25 of the Company Disclosure Schedule sets forth a list of all authorizations, approvals, clearances, licenses, permits, certificates or exemptions (including, without limitation, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent, and including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) from any Governmental Entity (“Permits”) issued to or held by the Company.  Such listed Permits are the only material Permits that are required for the Company to conduct its business as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each such Permit is in full force and effect and, to the knowledge of the Stockholders and the Company, no suspension or cancellation of such Permit is threatened and, to the knowledge of the Stockholders and the Company, there is no reasonable basis for believing that such Permit will not be renewable upon expiration.  Except for such instances as would not reasonably be expected to have a Company Material Adverse Effect, each such Permit will continue in full force and effect immediately following the Closing.

2.26

Certain Business Relationships with Affiliates.  Except as listed in Section 2.26 of the Company Disclosure Schedule, no Affiliate of the Company (a) owns any material property or right, tangible or intangible, which is used in the business of the Company, (b) to the knowledge of the Stockholders and the Company, has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company.  Section 2.26 of the Company Disclosure Schedule describes any transactions involving the receipt or payment in excess of $25,000 in any fiscal year between the Company and any Affiliate of the Company which have occurred or existed since the Organization Date, other than employment agreements or other compensation arrangements.

2.27

Brokers’ Fees.  Except as listed in Section 2.27 of the Company Disclosure Schedule neither the Stockholders nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.28

Books and Records.  The minute books and other similar records of the Company and the Company Subsidiary contain, in all material respects, complete and accurate records in all material respects of all actions taken at any meetings of the Company, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

2.29

Intellectual Property

(a)

The Company owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the “Intellectual Property Rights”) and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the “Intellectual Property”), in each case as is necessary to conduct its business as presently conducted, the absence of which would be considered reasonably likely to result in a Company Material Adverse Effect.

(b)

Section 2.29(b) of the Company Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Entity by the Company or for which an application for registration has been filed with any Governmental Entity by the Company, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application.  Section 2.29(b) of the Company Disclosure Schedule identifies each agreement currently in effect containing any ongoing royalty or payment obligations of the Company in excess of $25,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to the Company.

(c)

Except as set forth on Section 2.29(c) of the Company Disclosure Schedule, all Intellectual Property Rights of the Company that have been registered by it with any Governmental Entity are valid and subsisting, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Effective Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities.

(d)

The Company is not in breach, and will not as a result of the consummation of the transactions contemplated by this Agreement be in breach, in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights of the Company, or any licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company or uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property Rights”), the breach of which would be reasonably likely to result in a Company Material Adverse Effect.

(e)

Except as set forth on Section 2.29(e) of the Company Disclosure Schedule, the Company has not been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right the Company has not received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property Right.  With respect to its product candidates and products in research or development, after the same are marketed, the Company will not, to its knowledge, infringe any Third Party Intellectual Property Rights in any material manner.

(f)

To the knowledge of the Stockholders and the Company, except as set forth on Section 2.29(f) of the Company Disclosure Schedule, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights of the Company  in a manner that has a material impact on the business of the Company or DiscCo, except for such infringement, misappropriation or unlawful or unauthorized use as would not be reasonably expected to have a Company Material Adverse Effect.

2.30

Disclosure.  No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

2.31

Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” the Stockholders or the Company represents and warrants that it has made reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, reasonable inquiry by its directors, officers and key personnel.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BUYER

The Parent and the Buyer represents and warrants to the Stockholders that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Buyer to the Company no later than thirty (30) days following the date of this Agreement (the “Parent Disclosure Schedule”).  The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III.  For purposes of this Article III, the phrase “to the knowledge of the Buyer” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer or director of the Parent and Buyer following a reasonable inquiry.

3.1

Organization, Qualification and Corporate Power.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Each of the Parent and Buyer is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  Each of the Parent and the Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Buyer has furnished or made available to the Company complete and accurate copies of its articles of incorporation and bylaws.  The Buyer has been recently formed solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and in the Transaction Documents.  Except as aforesaid, the Buyer has conducted no trade or business activities.  The Parent is not in default under or in violation of any provision of its certificate or articles of incorporation, as amended to date, or its bylaws, as amended to date.

3.2

Capitalization.  As of the date of this Agreement, and prior to giving effect to the issuance of the Series A Preferred Stock, the authorized capital stock of the Parent consists of (i) 250,000,000 shares of the common stock of the Parent, par value $0.001 per share (the “DSH Common

Stock”), of which 17,113,056 shares are issued and outstanding as at the date of this Agreement and valued at $3.34 per share, based on the closing price of DSH Common Stock as traded on the Nasdaq Capital Markets on August 31, 2015, and (ii) 30,000,000 shares of preferred stock, $0.001 par value per share, containing such rights and privileges as the board of director of Buyer may determine from time to time, of which no shares of preferred stock are outstanding.  The authorized capital stock of Buyer consists of 1,000 shares of common stock, $10.00 par value per share (the “Buyer Common Stock”).  One Hundred (100%) Percent of the Buyer Common Stock is owned of record and beneficially by the Parent.  The DSH Common Stock is presently eligible for quotation and trading on the Nasdaq Capital Markets. (“Nasdaq”) and is not subject to any notice of suspension or delisting.  All of the issued and outstanding shares of DSH Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights.  Except as contemplated and actually disclosed by the Transaction Documents or as described in Section 3.2 of the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance or redemption of any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent or the Buyer.  Except as contemplated and actually disclosed by the Transaction Documents, there are no agreements to which the Parent or the Buyer is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent or the Buyer.  To the Knowledge of the Parent, there are no agreements among other parties, to which the Parent or Buyer is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent or the Buyer.  All of the issued and outstanding shares of DSH Common Stock and Buyer Common Stock were issued and remain in compliance with applicable federal and state securities laws.  The DSH Common Stock to be issued at the Closing in respect of the Earn-Out Payments pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and non-assessable and free of all preemptive rights, encumbrances, liens, pledges, and security interests, and will be issued in compliance with applicable federal and state securities laws.

3.3

Authorization of Transaction.  Each of the Parent and the Buyer has all requisite power and authority to execute and deliver this Agreement and the Exhibits hereto and to perform its obligations hereunder and thereunder.  The execution and delivery by the Parent and Buyer of this Agreement and the other Transaction Documents, and the consummation by the Parent and Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and Buyer.  Each of the documents included in the Transaction Documents has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Parent and Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

3.4

Noncontravention.  Except for (A) filings required under the Securities Act of 1933, as amended and/or the Securities and Exchange Act of 1934, as amended, and (B) Security Interests that may be granted by Parent and its Subsidiaries and/or the Buyer and Merger Subsidiary in connection with the “Required Financing” contemplated by  Section 4.6 of this Agreement, neither the execution and delivery by the Parent and Buyer of this Agreement or the Transaction Documentation, nor the consummation by the Parent and Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent or Buyer, (b) require on the part of the Parent or Buyer, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or Buyer is a party or by which either is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a DSH Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a DSH Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or Buyer or (e) violate any Laws applicable to the Parent, Buyer or Merger Subsidiary or any of their properties or assets.  For purposes of this Agreement, “DSH Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Parent, the Buyer and their respective subsidiaries, when taken as a consolidated whole.

3.5

DSH Subsidiaries.  The Parent has the subsidiaries listed on Schedule 3.5 to the Parent Disclosure Schedules (the “DSH Subsidiaries” or a “DSH Subsidiary”).  Each of the DSH Subsidiaries is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its organization and each jurisdiction in which it conducts business for which such existence and good standing are required.  None of the DSH Subsidiaries is in default under or in violation of any provision of its charter, bylaws or other organizational documents.  All of the issued and outstanding shares of capital stock of each Merger Subsidiary are duly authorized, validly issued, fully-paid, non-assessable and free of preemptive rights.  All shares of each DSH Subsidiary are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  Except as disclosed in the SEC Reports referred to in Section 3.6 below, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or any DSH Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Parent or such DSH Subsidiary (except as contemplated by this Agreement).  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any DSH Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any DSH Subsidiary.

3.6

SEC Reports.

The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) registration statements on Form S-1 or other applicable form (collectively, Registration Statements”) for registering securities under the Securities Act of 1933, as amended (the “Securities Act”), and (b) all reports required to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (i) Annual Report on Form 10-K for the fiscal years ended December 31, 2014, and 2013, as filed with the SEC, which contained audited balance sheets of the Parent as of December 31, 2014 and 2013, and the related statements of operation, changes in shareholders’ equity and cash flows for the years then ended; (ii) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 (iii) all other reports filed by the Parent under Section 13 or subsections (a) or (iv) of Section 14 of the Exchange Act with the SEC (such of the foregoing filings with the SEC are collectively referred to herein as the “Parent SEC Reports”).  The Parent SEC Reports constitute all of the documents required to be filed or furnished by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement.  The Parent SEC Reports have complied and remain compliant in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent SEC Reports.  As of their respective dates, the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain, and they currently do not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the DSH Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

3.7

Compliance with Laws.  Each of the Parent and its DSH Subsidiaries:

(a)

and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Parent, any DSH Subsidiary or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a DSH Material Adverse Effect;

(b)

has complied and remains compliant with with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)

has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)

has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)

has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f)

does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g)

is not a “shell company” or a “blank check company” as such term is defined by Rule 419 of the Securities Act.

3.8

Financial Statements.  The audited financial statements and unaudited interim financial statements of the Parent included in the Parent SEC Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Parent.

3.9

Absence of Certain Changes.  Since the date of the balance sheet contained in the most recent Parent SEC Report, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a DSH Material Adverse Effect and (b) neither the Parent nor any DSH Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.7.

3.10

Undisclosed Liabilities.  None of the Parent and its DSH Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Parent SEC Report, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Parent SEC Report in the Ordinary Course of Business which do not exceed $25,000 in the aggregate and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.11

Off-Balance Sheet Arrangements. Neither the Parent nor any of its DSH Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its DSH Subsidiaries in the Parent’s or such Subsidiary's published financial statements or other Parent SEC Reports.

3.12

Tax Matters.

(a)

Each of the Parent and its DSH Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  Neither the Parent nor any of its DSH Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and its DSH Subsidiaries are or were members.  Each of the Parent and its DSH Subsidiaries has paid on a timely basis all Taxes that were due and payable.  The unpaid Taxes of the Parent and its DSH Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent  SEC Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet.  Neither the Parent nor any of its DSH Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any of its DSH Subsidiaries during a prior period) other than the Parent and its DSH Subsidiaries.  All Taxes that the Parent or any of its DSH Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)

The Parent has delivered or made available to the Company complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any of its DSH Subsidiaries since April 10, 2013 (which was the date of the Parent’s incorporation).  No examination or audit of any Tax Return of the Parent or any of its DSH Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated.  Neither the Parent nor any of its DSH Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Parent or its Subsidiaries was required to file any Tax Return that was not filed.  Neither the Parent nor any of its DSH Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c)

Neither the Parent nor any of its DSH Subsidiaries: (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iii) has any actual or potential liability for any Taxes of any person (other than the Parent and its DSH Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)

None of the assets of the Parent or any of its DSH Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest of which is tax exempt under Section 103(a) of the Code.

(e)

Neither the Parent nor any of its DSH Subsidiaries has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(f)

No state or federal “net operating loss” of the Parent determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

(g)

Neither the Parent nor any of its DSH Subsidiaries shall at any time make any election under Section 338 of the Code or make any other election or take any other action, under the Code or otherwise, that could result in treatment of any transaction contemplated or effectuated under this Agreement, the DiscCo Merger Agreement or any of the Transaction Documents as the Company having sold all of its assets in a single transaction that in any manner would be taxable to the Stockholders, or any of them.

3.13

Assets.  Each of the Parent and its DSH Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  No asset of the Parent or any DSH Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14

Owned Real Property.  Except as disclosed in Section 3.14 of the Parent Disclosure Schedule, neither the Parent nor any of its DSH Subsidiaries owns any real property.

3.15

Real Property Leases.  Section 3.15 of the Parent Disclosure Schedule discloses all real property leased or subleased to or by the Parent or any of its DSH Subsidiaries and lists the term of such lease, any extension and expansion options, and the rent payable thereunder.  The Parent has delivered or made available to the Company complete and accurate copies of the leases and subleases disclosed in the Parent SEC Reports.  With respect to each such lease and sublease:

(a)

the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)

the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the Closing will not, after the giving of notice, with lapse of time, or otherwise, result in a breach or default by the Parent or any of its DSH Subsidiaries or, to the knowledge of the Parent, any other party under such lease or sublease;

(c)

neither the Parent nor any of its DSH Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Parent or any of its DSH Subsidiaries or, to the Knowledge of the Parent, any other party under such lease or sublease;

(d)

neither the Parent nor any of its DSH Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)

to the knowledge of the Parent, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Parent or any of its DSH Subsidiaries of the property subject thereto.

3.16

Contracts.

(a)

Section 3.16 of the Parent Disclosure Schedule lists all material agreements required to be disclosed under the Exchange Act or the Securities Act to which the Parent or any of its DSH Subsidiaries is a party as of the date of this Agreement, including:

(i)

any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii)

any agreement establishing a partnership or joint venture;

(iii)

any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(iv)

any agreement that purports to limit in any material respect the right of the Parent to engage in any line of business, or to compete with any person or operate in any geographical location;

(v)

any employment agreement with executive officers;

(vi)

any agreement under which the consequences of a default or termination would reasonably be expected to have a DSH Material Adverse Effect;

(vii)

any agreement which contains any provisions requiring the Parent or any of its DSH Subsidiaries to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(viii)

any agreement, other than as contemplated by this Agreement and the Transaction Documents, relating to the sales of securities of the Parent or any of its DSH Subsidiaries to which the Parent or such Subsidiary is a party.

(b)

With respect to each agreement listed in the Parent SEC Reports:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Parent nor any of its DSH Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Parent or any of its DSH Subsidiaries or, to the knowledge of the Parent, any other party under such contract.

3.17

Accounts Receivable.  All accounts receivable of the Parent and its DSH Subsidiaries reflected on the Parent SEC Reports are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the balance sheet contained in the most recent Parent Report.  All accounts receivable reflected in the financial or accounting records of the Parent that have arisen since the date of the balance sheet contained in the most recent Parent Report are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the balance sheet contained in the most recent Parent Report.

3.18

Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Parent or any of its DSH Subsidiaries.

3.19

Insurance.  Section 3.19 of the Parent Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or any of its DSH Subsidiaries is a party.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and its DSH Subsidiaries.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, neither the Parent nor any of its DSH Subsidiaries may be liable for retroactive premiums or similar payments, and the Parent and its DSH Subsidiaries are otherwise in compliance in all material respects with the terms of such policies.  The Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.20

Warranties.  No product or service sold or delivered by the Parent or any of its DSH Subsidiaries is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of the Parent or the appropriate Subsidiary.

3.21

Litigation.  Except as disclosed in Section 3.21 of the Parent Disclosure Schedule,  as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent which, if determined adversely to the Parent or such Subsidiary, could have, individually or in the aggregate, a DSH Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. For purposes of this Section 3.21, any such pending or threatened Legal Proceedings where the amount at issue exceeds or could reasonably be expected to exceed the lesser of $10,000 per Legal Proceeding or $25,000 in the aggregate shall be deemed to, if determined adversely to the Parent or such Subsidiary, to have resulted in a DSH Material Adverse Effect hereunder.

3.22

Employees.

(a)

The Parent and DSH Subsidiaries have no employees. Section 3.22 of the Parent Disclosure Schedule sets forth a complete and accurate list of all independent contractors engaged by the Parent and deemed material to the conduct of Parent’s business as currently operated.

(b)

Neither the Parent nor any of its DSH Subsidiaries is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Parent has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to employees of the Parent or any of its DSH Subsidiaries.

3.23

Employee Benefits.  Neither the Parent nor any of its DSH Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan or multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

3.24

Environmental Matters.

(a)

Each of the Parent and its DSH Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a DSH Material Adverse Effect.  There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its DSH Subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a DSH Material Adverse Effect.

(b)

Set forth in Section 3.24(b) of the Parent Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Parent or any of its DSH Subsidiaries (whether conducted by or on behalf of the Parent or its Subsidiaries or a third party, and whether done at the initiative of the Parent or any of its DSH Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to.  A complete and accurate copy of each such document has been provided to the Company.

(c)

To the knowledge of the Parent, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its DSH Subsidiaries.

3.25

Permits.  Section 3.25 of the Parent Disclosure Schedule sets forth a list of all authorizations, approvals, clearances, permits, licenses, registrations, certificates, orders, approvals or exemptions from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Parent Permits”) issued to or held by the Parent or any of its DSH Subsidiaries.  Such listed permits are the only Parent Permits that are required for the Parent and any of its Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a DSH Material Adverse Effect.  Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration.  Each such Parent Permit will continue in full force and effect immediately following the Closing.

3.26

Certain Business Relationships with Affiliates.  No Affiliate of the Parent or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any of its DSH Subsidiaries, (b) has any claim or cause of action against the Parent or any of its DSH Subsidiaries, or (c) owes any money to, or is owed any money by, the Parent or any of its DSH Subsidiaries.  Section 3.26 of the Parent Disclosure Schedule describes any transactions involving the receipt or payment in excess of $1,000 in any fiscal year between the Parent or any of its DSH Subsidiaries and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Parent Financial Statements.

3.27

Brokers’ Fees.  Except as set forth on Section 3.27 of the Parent Disclosure Schedule, neither the Parent nor any of its DSH Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.28

Disclosure.  No representation or warranty by the Parent or any DSH Subsidiary contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent or any DSH Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  The Parent has disclosed to the Company all material information relating to the business of the Parent or any of its DSH Subsidiaries or the transactions contemplated by this Agreement.

3.29

Interested Party Transactions.  No officer, director or, to the knowledge of the Parent, stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or any of its DSH Subsidiaries or (ii) purchases from or sells or furnishes to the Parent or any of its DSH Subsidiaries any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent or any of its DSH Subsidiaries is a party or by which it may be bound or affected.  Neither the Parent nor any of its DSH Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any of its DSH Subsidiaries.

3.30

Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” each of the Parent and any DSH Subsidiary represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel and the directors, officers and key personnel of any Subsidiary.

3.31

Accountants.  Marcum, LLP (the “Parent Auditor”) is and has been throughout the periods covered by the financial statements of the Parent for the most recently completed fiscal year and through the date hereof (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to the Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.  Except as set forth on Section 3.31 of the Parent Disclosure Schedule, the report of the Parent Auditor on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to the Parent’s ability to continue as a going concern.  During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Parent Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.  None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Parent Auditor.

3.32

Minute Books.  The minute books and other similar records of the Parent and each of its Parent Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement.  The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

3.33

Board Action.  The Parent’s Board of Directors (a) has unanimously determined that the acquisition of the Purchased Assets and other transactions contemplated by this Agreement is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders, (b) has caused the Parent to approve this Agreement by unanimous written consent, and (c) adopted this Agreement in accordance with the provisions of the Florida business corporation act.

ARTICLE IV
COVENANTS

4.1

Closing Efforts.  Each of the Parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the sale and purchase of the Purchased Assets are satisfied.

4.2

Governmental and Third-Party Notices and Consents.

(a)

Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b)

The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as set forth in Section 4.2(b) of the Company Disclosure Schedule.

4.3

Form 8-K.  Promptly after the execution of this Agreement, the Parent shall prepare a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby; which Form 8-K shall be submitted to and be reviewed and approved by the Stockholders and their attorneys prior to filing with the SEC.   The Parent shall use its Reasonable Best Efforts to cause (a) such Form 8-K to be filed with the SEC within four Business Days of the date of execution of this Agreement, (b) an additional Form 8-K to be filed with the SEC within four Business Days following the Closing Date and (c) to otherwise comply with all requirements of applicable federal and state securities laws.

4.4

Operation of the Business.  During the period from the date of this Agreement to the Closing Date, the Stockholders shall cause the Company to conduct its operations and the Business in the Ordinary Course of Business and in material compliance with all laws applicable to the Company or any of its properties or assets and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, prior to the Closing Date, the Company and the Stockholders shall not and shall cause the Company not to, in each case, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise contemplated by this Agreement, incur any funded indebtedness:

(a)

issue or sell, or redeem or repurchase, any stock or other securities of the Company or any warrants, options or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of outstanding convertible securities, options or warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or options or warrants;

(b)

except as otherwise contemplated under Section 4.4(h), below, split, combine or reclassify any shares of its capital stock; or, except as may be required to enable Stockholders to pay taxes on the Pre-Tax Profits of the Company through the Closing Date, and except as otherwise contemplated under Section 4.4(h), below, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)

except in connection with the Required Financing (hereinafter described), create, incur, assume or guaranty any indebtedness for borrowed money (including obligations in respect of capital leases) except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)

enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e)

acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of the Company or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of Inventories and other assets in the Ordinary Course of Business;

(f)

except in connection with the Required Financing (hereinafter described), mortgage or pledge any of its property or assets (including without limitation any shares or other equity interests in or securities of the Company or any corporation, partnership, association or other business organization or division thereof), or subject any such property or assets to any Security Interest;

(g)

discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)

as at the Closing Date, and after giving effect to the declaration or funding of any dividends or distributions to the Stockholders, whether in cash or in property, (A) the combined stockholders’ equity of both the Company and DiscCo shall be not less than $4,000,000, (B) neither the Company nor DiscCo will have an indebtedness in excess of $100,000, and (C) not less than $500,000 of the combined assets of both the Company and DiscCo will be in the form of cash, cash equivalents or immediately marketable securities which is necessary to cover operating expenses of the Company and DiscCo incurred in the ordinary course of business;

(i)

amend the charter, by-laws or other organizational documents of the Company;

(j)

change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(k)

enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material Contract or agreement;

(l)

institute or settle any Legal Proceeding;

(m)

take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the  Closing set forth in Article V not being satisfied; or

(n)

agree in writing or otherwise to take any of the foregoing actions.

4.5

Access to Company Information.

(a)

The Stockholders and the Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

(b)

The Parent and Buyer (i) shall treat and hold as confidential any Confidential Information (as defined below), (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Stockholders all tangible embodiments (and all copies) thereof which are in its possession.  For purposes of this Agreement, “Confidential Information” means any information of the Company that is furnished to the Parent or any of its representatives by the Stockholders or the Company in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Parent, or their respective directors, officers, employees or representatives, (B) which, after disclosure, becomes available publicly through no fault of the Parent, or their respective directors, officers, employees or representatives, (C) which the Parent knew or to which the Parent had access prior to disclosure, provided that the source of such information is not known by the Parent to be bound by a confidentiality obligation to the Company, or (D) which the Parent rightfully obtains from a source other than the Stockholders or the Company, provided that the source of such information is not known by the Parent to be bound by a confidentiality obligation to the Company.

(c)

Tax Cooperation.  The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any governmental authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax.

4.6

Required Financing.

(a)

Promptly following the date  of execution of this Agreement, the Parent shall undertake and shall use its Reasonable Best Efforts to obtain from one or more reputable institutional investors, hedge funds, family offices or other lenders (collectively, the “Investors”) any combination of secured or unsecured debt or equity financing aggregating not less than Thirty-Five Million ($35,000,000) Dollars to enable the Buyer to pay the Base Purchase Price, other financial obligations owed pursuant to the DiscCo Merger Agreement, and all transaction expenses contemplated by this Agreement  and the other Transaction Documents (the “Required Financing”).

(b)

The final terms and conditions of the Required Financing shall be reasonably acceptable to the Board of Directors of Parent and reasonably acceptable to the Stockholders.  The Parties acknowledge that all or certain of the Investors may require, as a condition to such Required Financing, that the Purchased Assets of the Company be subject to liens, pledges, encumbrances and Security Interests in favor of one or more of such Investors (collectively, the “Investor Collateral”). The terms and conditions of the Required Financing and Security Interests granted on Investor Collateral shall be reasonably acceptable to the Stockholders, as indicated in writing, such acceptance to not be unreasonably withheld.

(c)

On or before November 15, 2015, Parent shall deliver to the Stockholders, a term sheet or commitment letter from one or more financially credible financing sources (“Financing Letter”), demonstrating the availability of the Required Financing, in such form and with such terms and conditions as are reasonably acceptable to source of such Required Financing, the Parent and the Stockholders.  The Stockholders may terminate this Agreement and the Transaction contemplated hereby in the event the Parent has not delivered a reasonably acceptable Financing Letter by November 15, 2015.  All parties understand that there currently exists an Existing Stockholders Agreement between Russell and Williams that imposes certain rights and obligations as between them, so that if either Stockholder elects to terminate this Agreement, both Stockholders shall be deemed to have terminated this Agreement.

(d)

True and complete copies of all commitments, term sheets or other definitive documents to be entered into between the Parent and any one or more Investor in connection with a proposed Required Financing shall be promptly furnished to the Stockholders and their legal and financial advisors.

4.7

Operation of Parent’s Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Parent shall (and shall cause each of its Subsidiaries to) conduct its operations in the Ordinary Course of Business and in material compliance with all Laws applicable to the Parent, any DSH Subsidiary or any of their properties or assets and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, except as required in order to obtain and consummate the Required Financing, the Parent shall not prior to the Closing Date, without the written consent of the Stockholders:

(a)

issue or sell, or redeem or repurchase, any stock or other securities of the Parent or any rights, warrants or options to acquire any such stock or other securities;

(b)

split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)

create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)

enter into, adopt or amend any Parent Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except the adoption of the Parent Equity Plan (as defined below);

(e)

acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary of the Parent or any corporation, partnership, association or other business organization or division thereof);

(f)

mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)

discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)

amend its charter, by-laws or other organizational documents (except as contemplated hereby);

(i)

change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)

enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement;

(k)

institute or settle any material Legal Proceeding;

(l)

take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Parent and/or any DSH Subsidiary set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Closing set forth in Article V not being satisfied; or

(m)

agree in writing or otherwise to take any of the foregoing actions.

4.8

Access to Parent Information.

(a)

The Parent shall permit the Stockholders and representatives of the Stockholders to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Parent.

(b)

Each of the Stockholders and the Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession.  For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent or any DSH Subsidiary that is furnished to the Stockholders or the Company by the Parent or its Subsidiaries in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Stockholders or the Company, or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Stockholders or the Company or their respective directors, officers, or employees, (C) which the Stockholders or the Company knew or to which the Company had access prior to disclosure, provided that the source of such information is not known by the Stockholders or the Company to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent or (D) which the Stockholders or the Company rightfully obtains from a source other than the Parent or a Subsidiary of the Parent, provided that the source of such information is not known by the Stockholders or the Company to be bound by a confidentiality obligation to the Parent.

4.9

Post-Closing Operation of the Businesses of the Corporations.  The Parties hereto do hereby covenant and agree as follows with respect to the operation of the Business of the Corporations following the Closing Date:

(a)

Following the Closing Date, the businesses of the Corporations shall be operated substantially in the manner contemplated by the Stockholders Agreement, and each of the Parent, the Corporations and the Stockholders shall comply with their respective covenants and agreements contained in the Stockholders Agreement; and

(b)

Except for their death or “permanent disability” (as defined in the Employment Agreements), Williams shall be the Chief Executive Officer of the Buyer and Russell shall be the President of the Merger Subsidiary with authority to manage the Business of the Buyer and Merger Subsidiary, subject to the provisions of such Employment Agreements and Stockholders Agreements.

4.10

Expenses.  The costs and expenses of the Buyer and the Stockholders (including legal fees and expenses of the Parent, the Buyer and the Stockholders) incurred in connection with this Agreement, the Exhibits hereto and the transactions contemplated hereby and thereby, shall be payable by each of the respective Parties; provided, that (a) the Parent shall pay (i) all of the costs and expenses of auditing the Company Annual Financial Statements and reviewing any 2015 Interim Financial Statements required to be prepared prior to the Closing Date, including adjustment of the Company Annual Financial Statements and 2015 Interim Financial Statements to be in accordance with GAAP, and (ii) fifty (50%) percent of the obligations payable to James Hutz pursuant to the change in control payment provisions in that certain employment agreement between the Company and Mr. Hutz, dated September 30, 2013 (“Hutz Payment”); and (b) if the Stockholders comply with their representations, warranties and covenants contained in this Agreement, if for any reason the Parent shall (i) terminate this Agreement by reason of an unsatisfactory Due Diligence Investigation, or (ii) be unable to obtain the necessary Required Financing on terms reasonably acceptable to the Stockholders and consummate the transactions contemplated by this Agreement and the DiscCo Merger Agreement, then the Parent shall reimburse the Stockholders for their actual reasonable out-of-pocket costs and expenses related to all of the transactions contemplated by this Agreement and the DiscCo Merger Agreement, including without limitation legal and accounting expenses, up to a maximum amount not to exceed $200,000 in the aggregate.

4.11

Pre-Closing Tax Liabilities. Subject to the tax indemnity agreement by Buyer and Buyer’s Affiliates in favor of Russell, which is hereby acknowledged as a condition precedent and subsequent to this Agreement and all related agreements and undertakings, including without limitation the DiscCo Merger Agreement, the Stockholders shall be and shall remain liable for all Taxes and Tax liabilities (including without limitation all VAT Tax liabilities) for which the Company, DiscCo or either of the Stockholders could reasonably be determined to be liable (a) with respect to any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date, (b) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (c) as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date and/or (d) which arise out of or resulting from this Agreement and the Transaction Documents, in each case, together with any interest, penalties and additions to Tax with respect to any of the foregoing and any Losses incurred in connection with any of the foregoing.  For purposes of this Section 4.11, a “Straddle Period” means any Tax period commencing before and ending after the Closing Date, determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date.

4.12

Name Change and Fiscal Year Change.   On the Closing Date, the Seller shall change its name to “RW Liquidation Corp.” or such other name that do not include the words “WR Group.”   On the Closing Date, DSH shall take all necessary steps to cause the Buyer to change its corporate name to W/R Group, Inc., or such other name as shall be mutually acceptable to DSH and the Stockholders.  The Buyer shall maintain its fiscal year end and the fiscal year end of the Merger Subsidiary at December 31 following the Closing Date.

4.13

Allocation of Total Consideration. The Total Consideration shall be allocated in its entirety among the Purchased Assets in accordance with Schedule 4.13, which shall be agreed upon by the parties at or prior to the Closing and as required by Section 1060 of the Code and Treasury Regulations promulgated thereunder and any foreign laws. After the Closing, the parties shall make consistent use of the allocation, fair market value, and useful lives specified in Schedule 4.13 for all tax purposes and in all filings, declarations, and reports with the IRS in respect thereof, including the reports to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Company and Stockholders within 45 days after the Closing Date to be filed with the IRS. Each party shall timely file an IRS Form 8594 reflecting the purchase price allocation as set forth on Schedule 4.13 for the taxable year that includes the Closing Date and make any timely filing required by applicable state or local laws. Neither party shall take any position or permit any of its affiliates to take any position inconsistent with the allocation set forth in Schedule 4.13 in the filing of any Tax Returns or in the course of any audit by any taxing authority, tax review, or tax proceeding relating to any Tax Returns. In any proceeding related to the determination of any Tax, neither party shall contend or represent that such allocation is not a correct allocation.

ARTICLE V
CONDITIONS TO SALE AND PURCHASE OF PURCHASED ASSETS

5.1

Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the sale and purchase of the Purchased Assets and other transactions contemplated by this Agreement is subject to the satisfaction of each of the events and conditions set forth in this Section 5.1

(a)

 Delivery of Schedules.   The Stockholders and the Company shall deliver final Company Disclosure Schedules, in form and substance reasonably satisfactory to the Parent, and the Parent shall deliver to the Stockholders and the Company final Parent Disclosure Schedules in form and substance reasonably satisfactory to the Company and the Stockholders, in each case by a date which shall be not later than thirty (30) days from the date of execution of this Agreement.

(b)

DiscCo Merger.   The DiscCo Merger Agreement shall have been duly executed and delivered by the parties thereto prior to the Closing Date.  The delivery of all Exhibits to the DiscCo Merger Agreement required in order to consummate the DiscCo Merger with the Merger Subsidiary, as contemplated by the DiscCo Merger Agreement, the discharge and retirement of the Purchase Note and the consummation of the other transactions contemplated thereby (collectively, the “DiscCo Merger Transactions”) shall be consummated immediately upon the Closing of the sale and purchase of the Purchased Assets pursuant to this Agreement.

(c)

Transaction Documents.  The transactions provided for under this Agreement are also contingent upon the execution and delivery of the other Transaction Documents and completion of all other transactions set forth or contemplated under the Transaction Documents that are required to be performed upon delivery thereof.

5.2

Conditions to Obligations of the Parent and Buyer.  The obligation of the Parent and the Buyer to consummate the purchase of the Purchased Assets is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

(a)

The Parent shall have conducted and completed a thorough business, legal and financial due diligence investigation of the Company which shall be satisfactory in all material respects to the Parent (the “Due Diligence Investigation”); provided, that so long as the Stockholders shall furnish Parent and its representatives with all information concerning the Company as Parent may reasonably request, and shall permit Parent and its representatives with access to Company personnel, the Buyer shall complete such Due Diligence Investigation within sixty (60) days from the date of execution of this Agreement (the “Due Diligence Period”).   Unless Parent shall notify the Stockholders on or before expiration of the Due Diligence Period that it intends to terminate this Agreement by reason of an unsatisfactory Due Diligence Investigation, such condition to the obligations of Parent and Buyer to consummate this Agreement shall be deemed to have been satisfied.

(b)

The representations and warranties of the Stockholders and the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made as of the Closing Date (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)

The Stockholders and the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)

The audit of the Annual Financial Statement of the Company shall reflect that the combined net sales revenues and Pre-Tax Profits of the Company and DiscCo (after all inter-company eliminations) for the 2014 Fiscal Year were not less than ninety (90%) of the estimated $53,800,000 of net sales revenues and estimated $10,000,000 of Pre-Tax Profits reflected on the unaudited Fiscal Year Financial Statements;

(e)

The Parent shall have received from one or more Investors not less than $35,000,000 of gross proceeds of the Required Financing on terms and conditions reasonably acceptable to the Parent and that comply with the provisions of this Agreement;

(f)

The Parent shall have obtained (and shall have provided copies thereof to the Company) the written consent or approval of the requisite holders of a majority of its voting capital stock, if and to the extent required by applicable Law or the rules of the Nasdaq Capital Markets, to the execution, delivery and performance by the Parent and Buyer of this Agreement and the other Transaction Documents to which Parent and Buyer is a party, in form and substance satisfactory to the Parent and Buyer;

(g)

The Company and DiscCo shall have complied with the provisions of Section 4.4(h) of this Agreement;

(h)

No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(i)

The Stockholders shall have delivered to the Parent, the Buyer and the Merger Subsidiary a certificate (the “Stockholders Certificate”) to the effect that (i) to the knowledge of the Stockholders, the representations and warranties of the Stockholders and the Company set forth in Article II of this Agreement are true and correct as at the Closing Date (provided, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement; and (ii) each of the conditions, covenants and agreements required to be performed by the Stockholders and the Company under this Agreement have been performed or reasonably satisfied in all material respects;

(j)

The Buyer shall have received from Weiss Brown, PLLC, counsel to Williams and Davis Miles McGuire Gardner, LLP, counsel to Russell, an opinion on the matters set forth in Exhibit I attached hereto, addressed to the Parent and Buyer and dated as of the Closing Date; and

(k)

All conditions precedent to consummation of the transactions contemplated by the DiscCo Merger Agreement shall have been satisfied.

5.3

Conditions to Obligations of the Stockholders and the Company.  The obligation of the Stockholders and the Company to consummate the sale of the Purchased Assets is subject to the satisfaction of the following additional conditions:

(a)

The Parent shall have obtained (and shall have provided copies thereof to the Company) the written consent of all of the members of its Board of Directors and the written consent of its stockholders, as required by applicable Law or the rules of the Nasdaq Capital Markets, to the execution, delivery and performance by the Parent and the Buyer of this Agreement and the other Transaction Documents to which Parent or Buyer is a party, in form and substance satisfactory to the Parent;

(b)

The Parent and Buyer shall have obtained (and shall have provided copies thereof to the Stockholders) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent or Buyer, except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a DSH Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)

The representations and warranties of the Parent and Buyer set forth in this Agreement (when read without regard to any qualification as to materiality or DSH Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made as of the Closing Date (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a DSH Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)

The Parent and Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date, except for such non-performance or non-compliance as does not have a DSH Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e)

No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)

The Parent and Buyer shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that (i) the representations and warranties of the Parent and Buyer set forth in Article III of this Agreement are true and correct as at the Closing Date (provided, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a DSH Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement; and (ii) each of the conditions, covenants and agreements required to be performed by the Buyer under this Agreement have been performed or satisfied in all material respects;

(g)

On or before November 15, 2015, the Parent shall have delivered to the Stockholders a Financing Letter containing financing terms and conditions reasonably acceptable to the Stockholders, on terms and conditions that comply with the provisions of this Agreement;

(h)

The Parent shall cause the Buyer to deliver and pay to the Stockholders, the Base Purchase Price and shall cause the Merger Subsidiary to pay the obligations required to be paid under the $4,000,000 DiscCo Note upon consummation of the DiscCo Merger Agreement, pursuant to wire instructions delivered by the Stockholders;

(i)

The Merger Subsidiary shall deliver and pay to Williams all outstanding principal and accrued interest under the DiscCo Purchase Note pursuant to wire instructions delivered by Williams; and

(j)

The Company shall have received from CKR Law LLP, counsel to the Buyer, an opinion with respect to the matters set forth in Exhibit J attached hereto, addressed to the Company and dated as of the Closing Date.

ARTICLE VI
INDEMNIFICATION

6.1

Indemnification by Indemnifying Selling Parties.

(a)

Breach of Representations, Warranties and Covenants.  The Seller and each of the Stockholders (collectively, the “Indemnifying Selling Parties”) shall, for a period commencing from the Closing Date and ending eighteen (18) months following the Closing Date (the “Indemnity Period”), (i) as to the Seller individually, and (ii) as to the Stockholders severally, not jointly, and on a 50/50 pro rata basis, indemnify the Parent and the Buyer (collectively, the “Indemnified Buying Parties”) in respect of, and hold each of them harmless against, any and all debts, obligations losses, liabilities, deficiencies, damages, fines, fees, penalties, interest obligations, expenses or costs (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise) (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, “Damages”) incurred or suffered by any of the Indemnified Buying Parties or any Affiliate thereof resulting from any material misrepresentation or material breach of any representation or warranty by, or failure to perform any material covenant or agreement of, any of the Indemnifying Selling Parties contained in this Agreement or the Company Certificate, to the extent caused by any act or omission of any of the Indemnifying Selling Parties or any circumstances within the reasonable control of the Company or the Stockholders.  Any information, facts, or circumstances discovered by Parent or Buyer or its representatives or otherwise disclosed to Parent or Buyer in connection with any due diligence investigation or other examination of Company or DiscCo by Buyer, or delivery of information to Parent or Buyer or its representatives by any of the Indemnifying Selling Parties, that may have been made on or before the Closing Date shall be deemed to be a disclosure by the Indemnifying Selling Parties pursuant to this Agreement such that the Indemnified Buying Parties shall not be entitled to indemnification hereunder. Notwithstanding the above, the foregoing eighteen (18) month Indemnity Period shall be subject to the provisions of Section 6.4 below.

(b)

Excluded Liabilities.  Each of the Indemnifying Selling Parties shall indemnify, defend and hold harmless each of the Indemnified Buying Parties from and against any Damages incurred or suffered by any of the Indemnified Buying Parties or any Affiliate thereof arising out of or as a result of (i) any Excluded Liabilities, and (ii) any Tax liabilities (including VAT Tax liabilities) for which the Indemnified Selling Parties and/or DiscCo are liable pursuant to Section 4.11 of this Agreement.  There shall be no limitation as to the duration of the Indemnity Period, any “Damages Threshold” or any “Indemnity Cap” (as those terms are hereinafter defined) with respect to the indemnification obligations of the Indemnifying Selling Parties under this Section 6.1(b).

6.2

Indemnification by the Indemnifying Buying Parties.

(a)

Breach of Representations, Warranties and Covenants.  Subject at all times to the limitations provided herein, each of the Parent and the Buyer (collectively, the “Indemnifying Buying Parties”) shall, for a period commencing from the Closing Date and ending eighteen (18) months from the Closing Date, indemnify each of the Company and the Stockholders (collectively, the “Indemnified Selling Parties”) in respect of, and hold them harmless against, any and all Damages incurred or suffered by any or all of the Indemnified Selling Parties resulting from any material misrepresentation or material breach of any representation or warranty by, or failure to perform any material covenant or agreement of, the Indemnifying Buying Parties contained in this Agreement or the DSH Certificate, to the extent caused by any act or omission of any of the Indemnifying Buying Parties or any circumstances within the reasonable control of the Indemnifying Buying Parties.  Any information, facts, or circumstances discovered by Indemnified Selling Parties or its representatives or otherwise disclosed in writing to such Indemnified Selling Parties by Parent or Buyer or its representatives, that may have been made on or before the Closing Date shall be deemed to be a disclosure by the Indemnifying Buying Parties pursuant to this Agreement such that the Indemnified Selling Parties shall not be entitled to indemnification hereunder.

(b)

Assumed Liabilities.  Each of the Indemnifying Buying Parties shall indemnify, defend and hold harmless each of the Indemnified Selling Parties from and against any Damages arising out of or incurred or suffered by any of the Indemnified Selling Parties or any Affiliate thereof arising out of or as a result of any Assumed Liabilities.   There shall be no limitation as to the duration of the Indemnity Period, any “Damages Threshold” or any “Indemnity Cap” (as those terms are hereinafter defined) with respect to the indemnification obligations of the Indemnifying Buying Parties under this Section 6.2(b).

6.3

Indemnification Claims.

(a)

In the event that any of the Parties are entitled, or seek to assert rights, to indemnification under this Article VI, the Party or Parties seeking indemnification (the “Indemnified Parties”) shall give written notification to the other Party or Parties (the “Indemnifying Parties”) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought.  Such notification shall be given within 20 Business Days after receipt by the Indemnified Parties of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Parties) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Parties in notifying the Indemnifying Parties shall relieve the Indemnifying Parties of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Indemnifying Parties may, upon written notice thereof to the Indemnified Parties seeking indemnification, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party seeking indemnification; provided that the Indemnifying Parties may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party seeking indemnification.  If the Indemnifying Parties do not so assume control of such defense, the Indemnified Parties seeking indemnification shall control such defense.  The Party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided that if the Indemnifying Parties assumes control of such defense and the Indemnified Parties seeking indemnification reasonably concludes that the Indemnifying Parties and the Indemnified Parties seeking indemnification have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Parties shall be considered “Damages” for purposes of this Agreement.  The Party or Parties controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto.  The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party as reasonably needed in the defense of such suit or proceeding at the sole cost and expense of the Indemnifying Parties under Section 6.1 or 6.2, which cost and expense shall be considered “Damages” for purposes of this Agreement.  The Indemnifying Parties shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Parties, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Parties shall not be required if the Indemnifying Parties agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Parties from further liability and has no other materially adverse effect on the Indemnified Parties.  The Indemnified Parties shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Parties, which shall not be unreasonably withheld or delayed.

(b)

In order to seek indemnification under this Article VI, the Indemnified Parties shall give written notification (a “Claim Notice”) to the Indemnifying Parties which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Parties, (ii) a statement that the Indemnified Parties is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of the Claimed Amount.

(c)

Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Parties shall deliver to the Indemnified Parties a written response (the “Response”) in which the Indemnifying Parties shall:  (i) agree that the Indemnified Parties is entitled to receive all of the Claimed Amount, (ii) agree that the Indemnified Parties is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) or (iii) dispute that the Indemnified Parties is entitled to receive any of the Claimed Amount.  If the Indemnifying Parties in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Parties and the Indemnified Parties shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”).

(d)

During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Parties and the Indemnified Parties shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 60-day period, the Indemnifying Parties and the Indemnified Parties shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”).  In the event the Indemnifying Parties and the Indemnified Parties agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure.  The provisions of this Section 6.3(d) shall not obligate the Indemnifying Parties and the Indemnified Parties to pursue an ADR Procedure or prevent either such Party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Parties and the Indemnified Parties

agree to pursue an ADR Procedure, neither the Indemnifying Parties nor the Indemnified Parties may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure.  Any ADR Procedure undertaken by the Indemnifying Parties and the Indemnified Parties shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Parties, the Indemnified Parties or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product.  Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible).  The fees and expenses of any ADR Service used by the Indemnifying Parties and the Indemnified Parties shall be considered to be Damages; provided, that if the Indemnifying Parties are determined not to be liable for Damages in connection with such Dispute, the Indemnified Parties shall pay all such fees and expenses.

Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that the Buyer, the Company or any of their Subsidiaries is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VI, and the Buyer reasonably determines that the Company or any of their Subsidiaries has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, with prior notice to but without prior consent from the Indemnifying Selling Parties, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Selling Parties to dispute the Buyer’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

6.4

Survival of Representations and Warranties.  All representations and warranties contained in this Agreement, the Company Certificate or the Parent Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of the Buyer or the Company and (b) shall expire on the date eighteen (18) months following the Closing Date; provided, however, that Claims and Damages relating to Excluded Liabilities, including Pre-Closing Tax liabilities, for which the Indemnifying Selling Parties are responsible pursuant to this Agreement shall survive for the duration of the applicable Statute of Limitations. If a Party entitled to indemnification delivers to a Party from whom it may seek indemnification hereunder, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the party entitled to indemnification reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Expected Claim Notice.

6.5

Limitations on Claims for Indemnification.

(a)

Damages Threshold.  Notwithstanding anything to the contrary herein, neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover, or be indemnified for, Damages under either Section 6.1(a) or Section 6.2(a) of this Article VI unless and until the aggregate of all such Damages paid or payable by the Indemnifying Selling Parties collectively exceeds $100,000 (the “Damages Threshold”) and then, if such aggregate Damages Threshold is reached, the Parties shall only be entitled to recover for Damages in excess of such Damages Threshold, and then up to the Indemnity Cap (defined in Section 6.5(b) below), except with respect to any fraud or willful misconduct by the Company and/or the Stockholders or the Parent and/or the Buyer, as applicable, in connection with this Agreement.

(b)

Indemnity Cap.  Notwithstanding anything to the contrary, express or implied contained in this Agreement, except with respect to (i) any fraud or willful misconduct by the Stockholders in connection with this Agreement, or (ii) any Excluded Liabilities, including any Pre-Closing Tax liabilities for which the Company, DiscCo and the Stockholders are liable pursuant to Section 4.11 of this Agreement (for which there shall be no Indemnity Cap), the Buying Indemnified Parties’ sole and exclusive right to recover any Damages from the Selling Indemnifying Parties, or any of them, under this Article VI with respect to Claims resulting from or relating to any misrepresentation or breach of warranty or failure to perform any covenant or agreement contained in this Agreement shall be limited to $7,500,000 or fifty (50%) percent of the cash amount of the Base Purchase Price paid at Closing to both of the Stockholders on the Closing Date (the “Indemnity Cap”).  For the avoidance of doubt, (i) the aggregate amount of Damages for which all Selling Indemnifying Parties may be liable pursuant to this Article VI shall not exceed the Indemnity Cap; and (ii) the aggregate amount of Damages for which any one Stockholder may be liable pursuant to this Article VI shall be limited to an aggregate total of $3,750,000 from each Stockholder.  There shall be no Indemnity Cap in respect of Excluded Liabilities or Pre-Closing Tax liabilities for which the Selling Indemnifying Parties are liable under Section 6.1(b), or Assumed Liabilities for which the Buying Indemnifying Parties are liable under Section 6.2(b).

(c)

The amount of Damages recoverable by DSH and the Buyer under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by DSH or the Buyer with respect to the Damages to which such indemnity claim relates, from an insurance carrier and (ii) the amount of any tax savings actually realized by DSH or the Buyer, for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

ARTICLE VII
TERMINATION

7.1

Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual consent of the Parties, provided that such consent to terminate is in writing and is signed by each of the Parties.

7.2

Termination for Failure to Close.  This Agreement shall automatically be terminated if the Closing Date shall not have occurred by the Outside Closing Date.

7.3

Termination by Operation of Law.  This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement or any Exhibit hereto (the “Contemplated Transactions”) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

7.4

Termination for Failure to Perform Covenants or Conditions.  This Agreement may be terminated prior to the Closing Date:

(a)

by the Parent and Buyer if: (i) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Stockholders or the Company shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement if such breach is not cured within ten (10) days of written notice of such breach from Buyer (to the extent such breach is curable within such ten-day period and otherwise if such a cure is not commenced within such ten-day period and diligently continued to completion) or (iii) as otherwise set forth herein;

(b)

by the Company and the Stockholders if: (i) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Parent or the Buyer shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement if such breach is not cured within ten (10) days of written notice of such breach from the Stockholders (to the extent such breach is curable within such ten-day period and otherwise if such a cure is not commenced within such ten-day period and diligently continued to completion) or (iii) as otherwise set forth herein; or

(c)

by either the Parent or either Stockholder if the conditions set forth in Section 5.1 hereof have not been fulfilled in all material respects by the Closing Date.

7.5

Effect of Termination or Default; Remedies.

(a)

In the event of termination of this Agreement by reason of (i) the Parent being unable to obtain on commercially reasonable terms adequate Required Financing that is reasonably acceptable to the Stockholders, as contemplated by Section 4.6 above, or (ii) an unsatisfactory Due Diligence Investigation as set forth in Section 5.2(a) above, then this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto; provided, however, that notwithstanding the foregoing, in such event the Parent shall pay for Stockholders’ transaction costs and expenses as provided in Section 4.10(b) above.

(b)

In the event of termination of this Agreement for any reason, other than as set forth in Section 7.5(a), provided that such terminating Party is a Non-Defaulting Party (as defined below), such Non-Defaulting Party shall have no further liability to the Defaulting Party (as defied below).  The foregoing shall not relieve any Defaulting Party from liability for damages actually incurred as a result of such Defaulting Party’s breach of any term or provision of this Agreement.

7.6

Remedies; Specific Performance.  Except only for the inability of the Parent to obtain on terms reasonably acceptable to the Parent and the Stockholders, the requisite amount of Required Financing by the Outside Closing Date, in the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party, (the “Defaulting Party”) shall have occurred that results in the failure to consummate the contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach.  In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE VIII
MISCELLANEOUS

8.1

Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

8.2

No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning the payment of the Consideration and Section 6.2 of Article VI concerning indemnification are intended for the benefit of the Seller and the Stockholders, (b) the provisions of Article I concerning the purchase of the Business and the Purchased Assets and Section 6.1 of Article VI concerning indemnification are intended for the benefit of the Buyer, the Parent and its successors or permitted assigns, and (c) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and permitted assigns.

8.3

Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

8.4

Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that the Parent or Buyer may assign its rights under this Agreement to any Investor pursuant to the Required Financing, as reasonably acceptable to the Stockholders and Seller.   In connection with the forgoing, Buyer shall not consummate a Sale of Control of the Buyer unless, in connection therewith, the acquiror, surviving corporation or successor in interest shall expressly assume the obligation to perform all of the obligations of Buyer under this Agreement, including, without limitation, payment of all Earn-Out Payments.

8.5

Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

8.6

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7

Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:

W/R Group, Inc.

9160 E. Bahia Dr., Suite 200

Scottsdale, AZ 85260

Attn:  Carey Williams, CEO

If to Russell:

Stefan Russell

9160 E Bahia Dr

Suite 200

Scottsdale, AZ 85260

If to Williams:

Carey Williams

9160 E Bahia Dr

Suite 200

Scottsdale, AZ 85260

Copy to (which copy shall not constitute notice hereunder):

Davis Miles McGuire Gardner  LLP

80 E. Rio Salado Parkway,
Suite 401
Tempe, AZ 85281
Tel: (480)733-6800
Fax: (480)733-3748

Attn: Charles Davis, Esq.

Davis Miles McGuire Gardner  LLP

80 E. Rio Salado Parkway,
Suite 401
Tempe, AZ 85281
Tel: (480)733-6800
Fax: (480)733-3748

Attn: Charles Davis, Esq.

Weiss Brown PLLC

6263 North Scottsdale Road, Suite 340, Scottsdale, Arizona 85250

480.327.6651

Attn:  Scott K. Weiss, Esq.

If to the Buyer (prior to the Closing): DS Healthcare Group, Inc. 1601 Green Road Deerfield Beach FL 33064 Attn: Daniel Khesin, CEO Facsimile: 646 .219 .2572	Copy to (which copy shall not constitute notice hereunder): CKR Law LLP 1330 Avenue of the Americas New York, NY 10019 Attn: Stephen A. Weiss Facsimile: (212) 400-6904

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8

Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Florida, except that the provisions of the laws of the State of Arizona shall apply with respect to the rights and duties of the Stockholders and the Board of Directors of the Company and where such provisions are otherwise mandatorily applicable or where such provisions do not conflict with those of the laws of the state of Florida.

8.9

Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.11

Submission to Jurisdiction.  Each of the Parties (a) submits to the jurisdiction of the state of residence of the defending party in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7.  Nothing in this Section 8.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

8.12

WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.13

Construction.

(a)

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)

Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)

For purposes of this Agreement, any reference to a number of shares of DSH Common Stock or Market Value with respect to the DSH Common Stock shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving the DSH Common Stock.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PURCHASER:

DS HEALTHCARE GROUP, INC.

By:
Name:	Daniel Khesin
Title:	Chief Executive Officer

BUYER:

WRG ACQUISITION CORPORATON
(an Arizona corporation)

By:
Name:	Daniel Khesin
Title:	Chief Executive Officer

COMPANY:

W/R GROUP , INC.

By:
Name:	Carey Williams
Title:	Chief Executive Officer

By:
Name:	Stefan Russell
Title:	President

DISCCO:

WR GROUP IC-DISC, INC.

By:
Name:	Stefan Russell
Title:	President

STOCKHOLDERS:

Carey Williams

Stefan Russell